Exhibit 10.1

Execution Version
CUSIP Number: Deal # 45865UAP7
Term Loans CUSIP # 45865UAQ5

CREDIT AGREEMENT

among

INTERCONTINENTALEXCHANGE, INC.,
as Borrower,

THE LENDERS NAMED HEREIN,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
SOCIETE GENERALE, and
BANK OF MONTREAL
as Documentation Agents.

$400,000,000 Senior Term Loan Facility

WELLS FARGO SECURITIES, LLC
and
BANC OF AMERICA SECURITIES LLC
Joint Lead Arrangers and Joint Book Runners

Dated as of August 26, 2010

ARTICLE I

DEFINITIONS

1.1	Defined Terms	1
1.2	Accounting Terms	21
1.3	Other Terms; Construction	21

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1	Commitments	23
2.2	Borrowings	23
2.3	Disbursements; Funding Reliance; Domicile of Loans	24
2.4	Evidence of Debt; Notes	24
2.5	Termination of Commitments	25
2.6	Mandatory Payments	25
2.7	Voluntary Prepayments	26
2.8	Interest	26
2.9	Fees	28
2.10	Interest Periods	28
2.11	Conversions and Continuations	29
2.12	Method of Payments; Computations; Apportionment of Payments	30
2.13	Recovery of Payments	32
2.14	Pro Rata Treatment	32
2.15	Increased Costs; Change in Circumstances; Illegality	33
2.16	Taxes	35
2.17	Compensation	37
2.18	Replacement of Lenders; Mitigation of Costs	38

ARTICLE III

CONDITIONS PRECEDENT

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Corporate Organization and Power	41
4.2	Authorization; Enforceability	42
4.3	No Violation	42
4.4	Governmental and Third-Party Authorization; Permits	42
4.5	Litigation	43
4.6	Taxes	43
4.7	Subsidiaries	43
4.8	Full Disclosure	43

i

4.9	Margin Regulations	44
4.10	No Material Adverse Effect	44
4.11	Financial Matters	44
4.12	Ownership of Properties	45
4.13	ERISA	45
4.14	Environmental Matters	46
4.15	Compliance with Laws	46
4.16	Intellectual Property	46
4.17	Regulated Industries	46
4.18	Insurance	46
4.19	Material Contracts	46
4.20	No Burdensome Restrictions	47
4.21	OFAC; Anti-Terrorism Laws	47

ARTICLE V

AFFIRMATIVE COVENANTS

5.1	Financial Statements	47
5.2	Other Business and Financial Information	49
5.3	Compliance with All Material Contracts	51
5.4	Existence; Franchises; Maintenance of Properties	51
5.5	Use of Proceeds	51
5.6	Compliance with Laws	51
5.7	Payment of Obligations	51
5.8	Insurance	52
5.9	Maintenance of Books and Records; Inspection	52
5.10	Permitted Acquisitions	52
5.11	Creation or Acquisition of Subsidiaries	53
5.12	OFAC, PATRIOT Act Compliance	54
5.13	Further Assurances	54

ARTICLE VI

FINANCIAL COVENANTS

6.1	Maximum Total Leverage Ratio	54
6.2	Minimum Interest Coverage Ratio	54

ARTICLE VII

NEGATIVE COVENANTS

7.1	Merger; Consolidation	54
7.2	Indebtedness	55
7.3	Liens	57
7.4	Asset Dispositions	58

7.5	Acquisitions	59
7.6	Restricted Payments	59
7.7	Transactions with Affiliates	60
7.8	Lines of Business	60
7.9	Limitation on Certain Restrictions	60
7.10	No Other Negative Pledges	61
7.11	Investments in Subsidiaries	61
7.12	Fiscal Year	61
7.13	Accounting Changes	61

ARTICLE VIII

EVENTS OF DEFAULT

8.1	Events of Default	62
8.2	Remedies: Termination of Commitments, Acceleration, etc	64
8.3	Remedies: Set-Off	64

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.1	Appointment and Authority	65
9.2	Rights as a Lender	65
9.3	Exculpatory Provisions	65
9.4	Reliance by Administrative Agent	66
9.5	Delegation of Duties	66
9.6	Resignation of Administrative Agent	67
9.7	Non-Reliance on Administrative Agent and Other Lenders	67
9.8	No Other Duties, Etc	67
9.9	Guaranty Matters	68

ARTICLE X

MISCELLANEOUS

10.1	Expenses; Indemnity; Damage Waiver	68
10.2	Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process	69
10.3	Waiver of Jury Trial	70
10.4	Notices; Effectiveness; Electronic Communication	70
10.5	Amendments, Waivers, etc	71
10.6	Successors and Assigns	73
10.7	No Waiver	76
10.8	Survival	76
10.9	Severability	76
10.10	Construction	76
10.11	Confidentiality	77
10.12	Counterparts; Integration; Effectiveness	77
10.13	Disclosure of Information	78
10.14	USA Patriot Act Notice	78

EXHIBITS

Exhibit A	Form of Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Guaranty
Exhibit F	Form of Financial Condition Certificate

SCHEDULES

Schedule 1.1(a)	Loans and Notice Addresses
Schedule 4.1	Jurisdictions of Organization
Schedule 4.4	Consents and Approvals
Schedule 4.5	Litigation Matters
Schedule 4.7	Subsidiaries
Schedule 4.19	Material Contracts
Schedule 7.2	Indebtedness
Schedule 7.3	Liens
Schedule 7.7	Transactions with Affiliates

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of August 26, 2010, is made among INTERCONTINENTALEXCHANGE, INC., a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (as hereinafter defined) for the Lenders (“Wells Fargo”), and BANK OF AMERICA, N.A., as Syndication Agent (as hereinafter defined) for the Lenders (“BofA”).

BACKGROUND STATEMENT

The Borrower has requested that the Lenders make available to the Borrower a term loan facility in the aggregate principal amount of $400,000,000.  The Borrower will use the proceeds of these facilities as provided in Section  5.5.  The Lenders are willing to make available to the Borrower the credit facility described herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms.  For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” means a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Administrative Agent, at the request of the Borrower, shall forward the proceeds of the Loans made hereunder.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires Capital Stock of any Person having at least a majority of Total Voting Power of the then outstanding Capital Stock of such Person.

“Acquisition Amount” means, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid as purchase price by the Borrower and its Subsidiaries in connection with such Acquisition, (ii) the value of all Capital Stock issued or given as purchase price by the Borrower and its Subsidiaries in connection with such Acquisition (as determined by the parties thereto under the definitive acquisition agreement), (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by the Borrower and its Subsidiaries in connection with such Acquisition, (iv) all amounts paid in respect of noncompetition agreements, consulting agreements and similar arrangements entered into in connection with such Acquisition, (v) all amounts paid in respect of any earnout obligations or similar deferred or contingent purchase price obligations of the Borrower or any of its Subsidiaries incurred or created in connection with such Acquisition and (vi) the aggregate fair market value of all other real, mixed or personal property paid as purchase price by the Borrower and its Subsidiaries in connection with such Acquisition.

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Percentage for Base Rate Loans as in effect at such time.

“Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans as in effect at such time.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent appointed under Section  9.1, and its successors and permitted assigns in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, the administrative questionnaire in the form submitted to such Lender by the Administrative Agent and returned to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party.

“Agreement” means this Credit Agreement, as amended, modified, restated or supplemented from time to time in accordance with its terms.

“Applicable Percentage” means, at any time from and after the Closing Date, the applicable percentage (i) to be added to the Base Rate for purposes of determining the Adjusted Base Rate, and (ii) to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate, as determined under the following matrix with reference to the Total Leverage Ratio, but subject to Section 5.1(c):

Tier	Total Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin
I	Less than 1.0 to 1.0	2.00%	1.00%
II	Less than 1.50 to 1.0 but greater than or equal to 1.0 to 1.0	2.25%	1.25%
III	Less than 2.0 to 1.0 but greater than or equal to 1.50 to 1.0	2.50%	1.50%
IV	Greater than or equal to 2.0 to 1.0	2.75%	1.75%

On each Adjustment Date (as hereinafter defined), the Applicable Percentage for all Loans shall be adjusted effective as of such Adjustment Date (based upon the calculation of the Total Leverage Ratio as of the last day of the Reference Period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Borrower shall have failed to deliver any of the financial statements as required by Sections  5.1(a) or 5.1(b), as the case may be, or the Compliance Certificate as required by Section  5.2(a), then at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered until the date on which the same shall have been delivered, each Applicable Percentage shall be determined based on Tier IV above (notwithstanding the actual Total Leverage Ratio).  For purposes of this definition, “Adjustment Date” means, with respect to any Reference Period of the Borrower beginning with the Reference Period ending as of the last day of the third fiscal quarter of fiscal year 2010, the day (or, if such day is not a Business Day, the next succeeding Business Day) of delivery by the Borrower in accordance with Section  5.1(a) or Section  5.1(b), as the case may be, of (i) financial statements as of the end of and for such Reference Period and (ii) a duly completed Compliance Certificate with respect to such Reference Period.  From the Closing Date until the first Adjustment Date requiring a change in any Applicable Percentage as provided herein, each Applicable Percentage shall be based on Tier I above.

“Applicable Period” has the meaning set forth in Section 5.1(c).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Arrangers” mean Wells Fargo Securities, LLC, Banc of America Securities LLC and their respective successors.

“Asset Disposition” means any sale, assignment, lease, conveyance, transfer or other disposition by the Borrower or any of its Subsidiaries (whether in one or a series of transactions) of all or any of its assets, business or other properties (including Capital Stock of Subsidiaries).

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section  10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of a Credit Party, any officer of such Credit Party duly authorized by resolution of its board of directors or other governing body to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of such Credit Party.

“Bankruptcy Code” means 11 U.S.C. §§  101 et seq., as amended from time to time, and any successor statute.

“Bankruptcy Event” means the occurrence of an event specified in Section  8.1(f) or Section  8.1(g).

“Base Rate” means the highest of (i) the per annum interest rate publicly announced from time to time by Wells Fargo in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, and (iii) the LIBOR Rate for an Interest Period of 1 month plus 1.50%, as adjusted to conform to changes as of the opening of business on the date of any such change of such LIBOR Rate.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“BofA” means Bank of America, N.A.

“Borrower” has the meaning given to such term in the introductory paragraph hereof.

“Borrowing” means the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section  2.11), on a single date of a group of Loans of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in London, England in the London interbank Eurodollar market.

“Capital Expenditures” means, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Borrower and its Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, Capital Lease Obligations); provided, however, that Capital Expenditures shall not include any such expenditures (i) for replacements and substitutions for capital assets, to the extent made with the proceeds of insurance, (ii) for replacements and substitutions for capital assets, to the extent made with proceeds from the sale, exchange or other disposition of assets as permitted under Sections  7.4(i) or 7.4(iii), or (iii) included within the Acquisition Amount of any Permitted Acquisition.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case under clauses (i) and (ii), any and all warrants, rights or options to purchase any of the foregoing or any securities convertible into or exchangeable for any of the foregoing.

“Capitalized Software Development Costs” means those capitalized costs both internal and external, direct and incremental incurred related to software developed or obtained for internal use in accordance with AICPA Statement of Position 98-1 “Accounting for Costs of Computer Software Developed or Obtained for Internal Use.”

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause  (i) above entered into with any bank or trust company meeting the qualifications specified in clause  (iii) above, and (v) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the foregoing types.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time or the occurrence of any other event or condition (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals that are Continuing Directors.

“Closing Date” means the date upon which the initial extensions of credit are made pursuant to this Agreement, which shall be the date upon which each of the conditions set forth in Article III shall have been satisfied or waived in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Loans to the Borrower in an aggregate principal amount up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Commitment” or, if such Lender has entered into one (1) or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 10.6(c) as such Lender’s “Commitment,” in either case, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated EBITDA” means, for any Reference Period, the aggregate of (i) Consolidated Net Income for such period, plus (ii) the sum of (A) interest expense, (B) federal, state, local and other income taxes, (C) depreciation and amortization of intangible assets, and (D) extraordinary losses or charges, all to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period and all calculated in accordance with GAAP, minus (iii) the sum of (A) extraordinary gains or income and (B) noncash credits increasing income for such period, all to the extent taken into account in the calculation of Consolidated Net Income for such period.

“Consolidated Interest Expense” means, for any Reference Period, the sum (without duplication) of (i) total interest expense of the Borrower and its Subsidiaries for such Reference Period in respect of Total Funded Debt (including, without limitation, all such interest expense accrued or capitalized during such Reference Period, whether or not actually paid during such Reference Period), determined on a consolidated basis in accordance with GAAP, and (ii) all recurring unused commitment fees and other ongoing fees in respect of Total Funded Debt paid, accrued or capitalized by the Borrower and its Subsidiaries during such Reference Period.

“Consolidated Net Income” means, for any Reference Period, net income (or loss) for the Borrower and its Subsidiaries for such Reference Period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests); provided that, in making such determination, there shall be excluded (i) the net income of any other Person that is not a Subsidiary of the Borrower (or is accounted for by the Borrower by the equity method of accounting) except to the extent of actual payment of cash dividends or distributions by such Person to the Borrower or any Subsidiary of the Borrower during such period, and (ii) the net income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument (other than a Credit Document) or Requirement of Law applicable to such Subsidiary.

“Continuing Directors” means, as of any date, members of the board of directors or other equivalent governing body of the Borrower (i) who were members of that board or equivalent governing body on the date 24 months prior to such date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Control” means, with respect to any Person, (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person; and the terms “Controlled” and “Controlling” have correlative meanings.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit C.

“Credit Documents” means this Agreement, the Notes, the Fee Letters, the Guaranty, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower or any other Credit Party with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time.

“Credit Parties” means the Borrower, each of the Subsidiary Guarantors, and their respective successors.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender, as determined in good faith by the Administrative Agent, that (i) has failed to fund any Loan, (ii) has failed to pay to the Administrative Agent or any Lender when due an amount owed by such Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured, or (iii) (a) has become or is insolvent or has a parent company that has become or is insolvent or (b) has become the subject of a proceeding under any Debtor Relief Law, or has had a receiver, conservator, trustee or custodian appointed for it (including, without limitation, the appointment of the Federal Deposit Insurance Corporation as a receiver or conservator by a federal or state chartering authority or otherwise pursuant to the Federal Deposit Insurance Act), or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (c) has a parent company that has become the subject of a proceeding under any Debtor Relief Law, or has had a receiver, conservator, trustee or custodian appointed for it (including, without limitation, the appointment of the Federal Deposit Insurance Corporation as a receiver or conservator by a federal or state chartering authority or otherwise pursuant to the Federal Deposit Insurance Act), or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollars” or “$” means dollars of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including, without limitation, administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections  414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable:   (i) a Reportable Event, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, or a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable, (viii) the occurrence with respect to any Plan of any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, (ix) with respect to plan years beginning prior to January 1, 2008, the adoption of an amendment to any Plan that, pursuant to Section 307 of ERISA, would require the provision of security to such Plan by the Borrower or an ERISA Affiliate, or (x) with respect to plan years beginning on or after the PPA 2006 Effective Date, the incurrence of an obligation to provide a notice under Section 101(j) of ERISA, the adoption of an amendment which may not take effect due to the application of Section 436(c)(1) of the Code or Section 206(g)(2)(A) of ERISA, or the payment of a contribution in order to satisfy the requirements of Section 436(c)(2) of the Code or Section 206(g)(2)(B) of ERISA.

“Event of Default” has the meaning given to such term in Section  8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section  2.18(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section  2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section  2.16(a).

“Existing 2007 Credit Facility” means the credit facility evidenced by the Credit Agreement, dated as of January 12, 2007, as amended by the First Amendment to Credit Agreement dated as of August 24, 2007, the Second Amendment to Credit Agreement dated as of June 13, 2008, as amended and restated by the Amendment and Restatement Agreement, dated as of April 9, 2009, and as amended by the First Amendment to Credit Agreement, dated as of March 31, 2010, with Wells Fargo, as administrative agent, BofA, as syndication agent and the lenders party thereto, and as may be further amended, modified, restated or supplemented from time to time.

“Existing 2009 Credit Facility” means the credit facility evidenced by the Credit Agreement, dated as of April 9, 2009, as amended by the First Amendment to Credit Agreement, dated as of March 31, 2010, with Wells Fargo, as administrative agent, BofA, as syndication agent and the lenders party thereto, and as may be further amended, modified, restated or supplemented from time to time.

“Existing 2010 Credit Facility” means the credit facility evidenced by the Credit Agreement, dated as of March 31, 2010, as amended by the First Amendment to Credit Agreement, dated as of the date hereof, with Wells Fargo, as administrative agent, BofA, as syndication agent and the lenders party thereto, and as may be further amended, modified, restated or supplemented from time to time.

 “Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letters” means the Joint Fee Letter and the Wells Fargo Fee Letter.

“Financial Condition Certificate” means a fully completed and duly executed certificate, in substantially the form of Exhibit F, together with the attachments thereto.

“Financial Officer” means, with respect to the Borrower, the chief financial officer, vice president - finance, principal accounting officer or treasurer of the Borrower.

“fiscal quarter” or “FQ” means a fiscal quarter of the Borrower and its Subsidiaries.

“fiscal year” or “FY” means a fiscal year of the Borrower and its Subsidiaries.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside of the United States.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section  1.2).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Wholly-Owned Subsidiary of the Borrower that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Administrative Agent).

“Guaranty” means a guaranty agreement made by the Guarantors in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit E, as amended, modified, restated or supplemented from time to time.

“Guaranty Fund” means any fund set up by (i) ICE Clear US pursuant to Section 5.4 of its by-laws, (ii) ICE Clear Europe, (iii) The Clearing Corporation, (iv) ICE Trust, (v) ICE Clear Canada, and (vi) such other clearing houses owned and operated by the Borrower in the future, in each case in which its clearing members make deposits to secure the obligations of its clearing members and which is used to cover the losses sustained by such Person as a result of the default of any such clearing member.

“Guaranty Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria:   (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated by any Governmental Authority, (iii) its presence may require investigation or response under any Environmental Law, (iv) it constitutes a nuisance, trespass or health or safety hazard to Persons or neighboring properties, or (v) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“Hedge Party” means any Lender or any Affiliate of any Lender in its capacity as a counterparty to any Hedge Agreement with the Borrower or any Subsidiary, which Hedge Agreement is required or permitted under this Agreement to be entered into by the Borrower, or any former Lender or any Affiliate of any former Lender in its capacity as a counterparty to any such Hedge Agreement entered into prior to the date such Person or its Affiliate ceased to be a Lender.

“ICE Clear Canada” means ICE Clear Canada, Inc., a Manitoba corporation and an indirect Wholly-Owned Subsidiary of the Borrower.

“ICE Clear Europe” means ICE Clear Europe Limited, a private limited company incorporated in England and Wales and an indirect Wholly-Owned Subsidiary of the Borrower.

“ICE Clear Europe Payment Services Agreement” shall mean the Payment Services Agreement between ICE Clear Europe and Citibank, N.A., London Branch, in a form reasonably acceptable to the Administrative Agent, for the purpose of providing an intraday liquidity line of credit to handle timing differences between receipts from and payments to clearing house members, and any renewal, replacement, refinancing or extension of such Indebtedness that does not increase the outstanding principal amount thereof.

“ICE Clear US” means ICE Clear U.S., Inc., a New York corporation and an indirect Wholly-Owned Subsidiary of the Borrower (formerly known as New York Clearing Corporation).

“ICE Futures Europe” means ICE Futures Europe, a United Kingdom corporation and an indirect Wholly-Owned Subsidiary of the Borrower.

“ICE Trust” means ICE Trust U.S. LLC, a New York limited liability trust company and a Subsidiary of the Borrower.

“Indebtedness” means, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not more than 90 days past due), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses  (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intellectual Property” means (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including, without limitation, data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.

“Interest Coverage Ratio” means, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i) Consolidated EBITDA for such Reference Period less Capital Expenditures and Capitalized Software Development Costs to (ii) Consolidated Interest Expense for such Reference Period.

“Interest Period” has the meaning given to such term in Section  2.10.

“Investments” has the meaning given to such term in Section 7.11.

“Joint Fee Letter” means the letter from Wells Fargo, Wells Fargo Securities, LLC, BofA and Banc of America Securities LLC, to the Borrower, dated July 7, 2010, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.

“Lender” means each Person holding outstanding Loans, and each other Person that becomes a “Lender” hereunder pursuant to Section  10.6, and their respective successors and assigns.

“Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent.  A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

    “LIBOR Rate” means, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i)  (y) the rate of interest appearing on Reuters Screen LIBOR01 Page (or any successor page) that represents an average British Bankers Association Interest Settlement Rate for Dollar deposits or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wells Fargo’s LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” has the meaning set forth in Section 2.1.

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Credit Parties, taken as a whole, to perform their respective obligations under this Agreement or any of the other Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Contract” has the meaning given to such term in Section  4.19.

“Maturity Date” means August 26, 2013.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section  4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or, during the immediately preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, in the case of any Asset Disposition, the aggregate cash proceeds received by any Credit Party in respect thereof, less (i) reasonable fees and out-of-pocket expenses payable by the Borrower or any of its Subsidiaries in connection therewith, (ii) taxes paid or payable as a result thereof, and (iii) the amount required to retire Indebtedness to the extent such Indebtedness is secured by Liens on the subject property; it being understood that the term “Net Cash Proceeds” shall include, as and when received, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party in respect of any of the foregoing events.

“Nonconsenting Lender” means any Lender that does not approve a consent, waiver or amendment to any Credit Document requested by the Borrower or the Administrative Agent and that requires the approval of all Lenders (or all Lenders directly affected thereby) under Section  10.5 when the Required Lenders have agreed to such consent, waiver or amendment.

“Non-Wholly-Owned Subsidiary” has the meaning given to such term in Section 7.11.

“Note” means, with respect to any Lender requesting the same, the promissory note of the Borrower in favor of such Lender evidencing the Loan made by such Lender pursuant to Section  2.1, in substantially the form of Exhibit A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Notice of Conversion/Continuation” has the meaning given to such term in Section  2.11(b).

“Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) on the Loans and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower or any Subsidiary Guarantor to the Administrative Agent, any Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, and all payment and other obligations owing or payable at any time by the Borrower to any Hedge Party under or in connection with any Hedge Agreement to fix or limit interest rates payable by the Borrower in respect of any Loans, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” has the meaning given to such term in Section  10.6(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Office” means the office of the Administrative Agent designated on Schedule  1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate to the Lenders and the Borrower for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Acquisition” means any Acquisition permitted to be consummated pursuant to the terms in Section 7.5.

“Permitted Asset Disposition” means any Asset Disposition permitted under Section  7.4(iv).

“Permitted Liens” has the meaning given to such term in Section  7.3.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, Self-Regulatory Organization or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section  3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

“PPA 2006 Effective Date” means, with respect to any Plan, except as hereinafter provided, the first day of the first plan year beginning on or after January 1, 2008.  However, solely with respect to a Plan maintained pursuant to one or more collective bargaining agreements between employee representatives and one or more employers ratified before January 1, 2008, such term means the first day of the first plan year beginning on or after the earlier of (A) and (B), where: (A) is the later of (x) the date on which the last collective bargaining agreement relating to the Plan terminates (determined without regard to any extension thereof agreed to after August 17, 2006), or (y) the first day of the first plan year beginning on or after January 1, 2008; and (B) is January 1, 2010.

“Pro Forma Basis” has the meaning given to such term in Section  1.3(b).

“Prohibited Transaction” means any transaction described in (i) Section  406 of ERISA that is not exempt by reason of Section  408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section  4975(c)(2) or 4975(d) of the Code.

“Projections” has the meaning given to such term in Section 4.11(b).

“Realty” means all real property and interests in real property now or hereafter acquired or leased by any Credit Party.

“Reference Period” with respect to any date of determination, means (except as may be otherwise expressly provided herein) the period of twelve consecutive fiscal months of the Borrower immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters ending on such date.

“Register” has the meaning given to such term in Section  10.6(c).

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means, with respect to any Plan, (i) any “reportable event” within the meaning of Section  4043(c) of ERISA for which the 30-day notice under Section  4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section  4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (iv) a cessation of operations described in Section  4062(e) of ERISA.

“Required Lenders” means, at any time, the Lenders holding outstanding Loans  representing at least a majority of the aggregate, at such time, of all outstanding Loans.

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority or any Self-Regulatory Organization, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wells Fargo under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” means, with respect to any Credit Party, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of such Credit Party, and any other officer or similar official thereof responsible for the administration of the obligations of such Credit Party in respect of this Agreement or any other Credit Document.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (ii)  (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Self Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Authority, but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance companies or agents, investment companies or investment advisors.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency).  When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Borrower.

“Syndication Agent” means Bank of America, N.A., and its successors in its capacity as syndication agent.

“Target” has the meaning given to such term in Section 5.10(a)(i).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“The Clearing Corporation” means The Clearing Corporation, a Delaware corporation and a Subsidiary of the Borrower.

“Total Funded Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Total Leverage Ratio” means, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i) Total Funded Debt as of such date to (ii) Consolidated EBITDA for such Reference Period.

“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Type” has the meaning given to such term in Section  2.2(a).

“Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wells Fargo Fee Letter” means the letter from Wells Fargo and Wells Fargo Securities, LLC, to the Borrower, dated July 7, 2010, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.

“Wholly-Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding any directors’ qualifying shares and shares required to be held by foreign nationals, in the case of a Foreign Subsidiary) is owned, directly or indirectly, by such Person.

1.2           Accounting Terms.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders prior to the Closing Date; provided that if the Borrower notifies the Administrative Agent that it wishes to amend any financial covenant in Article  VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article  VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

1.3           Other Terms; Construction.

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          Notwithstanding the foregoing, calculations to determine compliance by the Borrower for any period with the Total Leverage Ratio covenant as set forth in Article  VI, and calculations of the financial covenants contained in Article  VI to determine whether a condition to a Permitted Acquisition, Permitted Asset Disposition, permitted incurrence of Indebtedness or other transaction has been met, shall be determined in each case on a pro forma basis (a “Pro Forma Basis”) after giving effect to any Acquisition, Asset Disposition, incurrence of Indebtedness or other transaction (each, a “transaction”) occurring during such period (or proposed to be consummated, as the case may be) as if such transaction had occurred as of the first day of such period, in accordance with the following:

(i)           any Indebtedness incurred or assumed by any Credit Party in connection with any transaction (including any Indebtedness of a Person acquired in a Permitted Acquisition that is not retired or repaid in connection therewith) shall be deemed to have been incurred or assumed as of the first day of the applicable period (and if such Indebtedness has a floating or formula rate, such Indebtedness shall, for purposes of such determination, have an implied rate of interest during the applicable period determined by utilizing the rate of interest that is or would be in effect with respect to such Indebtedness as of the date of determination);

(ii)          any Indebtedness retired or repaid in connection with any transaction (including any Indebtedness of a Person acquired in a Permitted Acquisition) shall be deemed to have been retired or repaid as of the first day of the applicable period;

(iii)          with respect to any Permitted Acquisition, (A) income statement items (whether positive or negative), cash flow statements (as they relate to Capital Expenditures and Capitalized Software Development Costs) and balance sheet items attributable to the Person or assets acquired shall (to the extent not otherwise included in the consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP or in accordance with other provisions of this Agreement) be included in such calculations to the extent relating to the applicable period, provided that such income statement, cash flow statement and balance sheet items are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent, and (B) operating expense reductions, cost savings and other pro forma adjustments attributable to such Permitted Acquisition may be included to the extent that such adjustments (y) would be permitted pursuant to Article  XI of Regulation S-X under the Securities Act (irrespective of whether the Borrower is subject thereto) or (z) have been approved in writing by the Administrative Agent; and

(iv)          with respect to any Permitted Asset Disposition, income statement items (whether positive or negative) and balance sheet items attributable to the assets disposed of shall be excluded from such calculations to the extent relating to the applicable period.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1           Commitments.  Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make a loan (each, a “Loan,” and collectively, the “Loans”) to the Borrower on the Closing Date in a principal amount not to exceed its Commitment.  No Loans shall be made at any time after the Closing Date.  To the extent repaid, the Loans may not be reborrowed.

2.2           Borrowings.

(a)          The Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan), provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type.

(b)          In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section  2.11), the Borrower shall deliver to the Administrative Agent a fully executed, irrevocable notice of borrowing in the form of Exhibit B-1 (the “Notice of Borrowing”) (along with a pre-funding LIBOR indemnity letter in form satisfactory to the Administrative Agent) no later than 11:00 a.m., Charlotte, North Carolina time, three (3) Business Days prior to the Closing Date if the Borrower is borrowing LIBOR loans, and not later than 10:00 a.m., Charlotte, North Carolina time, on the Closing Date if the Borrower is borrowing Base Rate Loans, provided that, at the discretion of the Administrative Agent, such Notice of Borrowing may be given with less advance notice than as specified hereinabove.  Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each applicable Lender of the proposed Borrowing.  Notwithstanding anything to the contrary contained herein:

(i)           if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

(ii)           if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(c)          Not later than 1:00 p.m., Charlotte, North Carolina time, on the Closing Date, each Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its Commitment.  Upon satisfaction or waiver of the applicable conditions precedent set forth in Article III, the Administrative Agent will make the proceeds of the Loans available to the Borrower in accordance with Section  2.3(a) and in like funds as received by the Administrative Agent.

2.3           Disbursements; Funding Reliance; Domicile of Loans.

(a)          The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of the Borrowing on the Closing Date in accordance with the terms of any written instructions from any Authorized Officer of the Borrower, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in the Account Designation Letter.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing on the Closing Date, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section  2.2(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Adjusted Base Rate.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)          The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section  10.1(c) are several and not joint.  The failure of any Lender to make any Loan or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make any such payment required hereunder.

(d)          Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4           Evidence of Debt; Notes.

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b)          The Administrative Agent shall maintain the Register pursuant to Section  10.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made by such Lender, the Type of each such Loan and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.

(c)          The entries made in the Register and subaccounts maintained pursuant to Section  2.4(b) (and, if consistent with the entries of the Administrative Agent, the accounts maintained pursuant to Section  2.4(a)) shall, to the extent permitted by applicable law, be conclusive absent manifest error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)          The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a Note appropriately completed in substantially the form of Exhibit A.  Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

2.5           Termination of Commitments.  The aggregate Commitments of the Lenders shall be automatically and permanently terminated on the Closing Date following disbursement of the proceeds of the Borrowing in accordance with Section 2.3(a).

2.6           Mandatory Payments.

(a)          Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall repay the Loans on each date set forth below in the aggregate principal amount opposite such date:

Date	Payment Amount
November 26, 2010	$30,000,000
February 26, 2011	$30,000,000
May 26, 2011	$30,000,000
August 26, 2011	$30,000,000
November 26, 2011	$30,000,000
February 26, 2012	$30,000,000
May 26, 2012	$30,000,000
August 26, 2012	$30,000,000
November 26, 2012	$40,000,000
February 26, 2013	$40,000,000
May 26, 2013	$40,000,000
Maturity Date	$40,000,000

(b)          Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Loans shall be due and payable in full on the Maturity Date.

2.7           Voluntary Prepayments.

(a)          At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause  (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte, North Carolina time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans, provided that (i) each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section  2.17 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto.  Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount, the Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein.  In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b)          Each prepayment of the Loans made pursuant to Section  2.7(a) shall be applied to reduce the outstanding principal amount of the Loans, with such reduction to be applied to the remaining scheduled principal payments in each instance on a pro rata basis.  Each prepayment of the Loans made pursuant to Section  2.7(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

2.8           Interest.

(a)          Subject to Section 2.8(b), the Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the Borrowing Date thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

(b)          Upon the occurrence and during the continuance of any Event of Default under Sections  8.1(a), 8.1(f), or 8.1(g) and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate plus 2%), and, in each case, such default interest shall be payable on demand.  To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c)          Accrued (and theretofore unpaid) interest shall be payable as follows:

(i)           in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section  2.6, except as provided hereinbelow), in arrears on each principal payment date set forth in Section 2.6(a), beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii)           in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section  2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of Section  2.10(iv)) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on each date on which interest would have been payable under clause  (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii)           in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d)          Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law.  If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount.  In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e)          The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender.  Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

2.9           Fees.  The Borrower agrees to pay to Wells Fargo, for its own account, the administrative fee required under the Wells Fargo Fee Letter to be paid to Wells Fargo, in the amounts due and at the times due as required by the terms thereof.

2.10         Interest Periods.  Concurrently with the giving of a Notice of Borrowing or  Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period; provided, however, that:

(i)            all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)          LIBOR Loans may not be outstanding under more than ten (10) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv)          if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v)           no Interest Period may be selected with respect to the Loans that would end after a scheduled date for repayment of principal of the Loans occurring on or after the first day of such Interest Period unless, immediately after giving effect to such selection, the aggregate principal amount of Loans that are Base Rate Loans or that have Interest Periods expiring on or before such principal repayment date equals or exceeds the principal amount required to be paid on such principal repayment date;

(vi)           the Borrower may not select any Interest Period that expires after the Maturity Date, with respect to Loans that are to be maintained as LIBOR Loans;

 (vii)           if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

 (viii)           the Borrower may not select any Interest Period (and consequently, no LIBOR Loans shall be made) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.

2.11          Conversions and Continuations.

(a)           The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (w) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (x) except as otherwise provided in Section  2.15(f), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section  2.17 to be paid as a consequence thereof), and (y) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b)           The Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m., Charlotte, North Carolina time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans.  Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount, and Type of the Loans being converted or continued.  Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation.  In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof).  In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

2.12           Method of Payments; Computations; Apportionment of Payments.

(a)           All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Administrative Agent (except as otherwise expressly provided herein as to payments required to be made directly to the Lenders) at the Payment Office prior to 12:00 noon, Charlotte, North Carolina time, on the date payment is due.  Any payment made as required hereinabove, but after 12:00 noon, Charlotte, North Carolina time, shall be deemed to have been made on the next succeeding Business Day.  If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of Section  2.10(iv) are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b)           The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows:   (i) if the payment is received by 12:00 noon, Charlotte, North Carolina time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte, North Carolina time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected).  If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.

(c)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)          All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e)          Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section  8.2 shall be applied by the Administrative Agent as follows:

(i)            first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

(ii)           second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Credit Document;

(iii)          third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

(iv)          fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v)           fifth, to the payment of the outstanding principal amount of the Obligations, and with respect to any Hedge Agreement between the Borrower or any of its Subsidiaries, on the one hand, and any Hedge Party, on the other hand (to the extent such Hedge Agreement is permitted hereunder), any breakage, termination or other payments due under such Hedge Agreement and any interest accrued thereon;

(vi)           sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents and not repaid; and

(vii)           seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, and (y) all amounts shall be apportioned ratably among the Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses  (iii) through (vii) above.

2.13           Recovery of Payments.

(a)           The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b)           If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by the Lender in question, or pursuant to applicable Requirements of Law, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount.  If any such amounts are recovered by the Administrative Agent from the Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.14           Pro Rata Treatment.

(a)           All fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective outstanding Commitments (in the case of the initial funding of the Loans on the Closing Date) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of the Loans), as the case may be from time to time.  All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section  2.14(b) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this Section  2.14(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section  2.14(b) to share in the benefits of any recovery on such secured claim.

2.15           Increased Costs; Change in Circumstances; Illegality.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate);

(ii)          subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender (which shall be in reasonable detail) setting forth the amount or amounts necessary to compensate such Lender or its holding company, as specified in Section  2.15(a) or Section 2.15(b), and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined in good faith that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination in good faith that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders.  Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.

(f)           Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower.  Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

2.16           Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Without limiting the provisions of Section  2.16(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate (which shall be in reasonable detail) as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Administrative Agent and each Lender agrees to cooperate with any reasonable request made by the Borrower in respect of a claim of a refund in respect of Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16 if (i) the Borrower has agreed in writing to pay all of the Administrative Agent’s or such Lender’s reasonable out-of-pocket costs and expenses relating to such claim, (ii) the Administrative Agent or such Lender determines, in its good faith judgment, that it would not be disadvantaged, unduly burdened or prejudiced as a result of such claim and (iii) the Borrower furnishes, upon request of the Administrative Agent or such Lender, an opinion of tax counsel (such opinion and such counsel to be reasonably acceptable to the Administrative Agent or such Lender) to the effect that such Indemnified Taxes were wrongly or illegally imposed.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)           If the Administrative Agent or any Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section  2.16(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.17          Compensation.  The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) the initial borrowing of a LIBOR Loan on the Closing Date or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section  2.18(a) or any acceleration of the maturity of the Loans pursuant to Section  8.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder.  Calculation of all amounts payable to a Lender under this Section  2.17 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section  2.17.  A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section  2.17 by any Lender as to any additional amounts payable pursuant to this Section  2.17 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent.  Determinations set forth in any such certificate made in good faith for purposes of this Section  2.17 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

2.18           Replacement of Lenders; Mitigation of Costs.

(a)           The Borrower may, at any time (other than after the occurrence and during the continuance of an Event of Default) at its sole expense and effort, require any Lender (i) that has requested compensation from the Borrower under Sections 2.15(a) or 2.15(b) or payments from the Borrower under Section  2.16, or (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section  2.15(f) or (iii) that is a Defaulting Lender or a Nonconsenting Lender, in any case upon notice to such Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section  10.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           the Administrative Agent shall have received the assignment fee specified in Section  10.6(b)(iv), which fee shall be payable by the Borrower or such assignee;

(ii)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section  2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a request for compensation under Sections 2.15(a) or 2.15(b) or payments required to be made pursuant to Section  2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          in the case of an assignment of the interests, rights and obligations under this Agreement and the related Credit Documents of a Nonconsenting Lender, such assignee shall have approved (or shall approve) such consent, waiver or amendment that resulted in the Nonconsenting Lender becoming a Nonconsenting Lender; and

(v)           such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)           If any Lender requests compensation under Sections 2.15(a) or 2.15(b), or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  2.16, or if any Lender gives a notice pursuant to Section  2.15(f), then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15(a), 2.15(b) or 2.16, as the case may be, in the future, or eliminate the need for the notice pursuant to Section  2.15(f), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE III

CONDITIONS PRECEDENT

The Closing Date shall occur upon the satisfaction of the following conditions precedent:

(a)          The Administrative Agent shall have received the following, each of which shall be originals or telecopies or in an electronic format acceptable to the Administrative Agent (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Credit Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date prior to the Closing Date) and each in a form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)           executed counterparts of this Agreement in such number of copies as the Administrative Agent shall have required;

(ii)           to the extent requested by any Lender in accordance with Section  2.4(d), a Note or Notes for such Lender, in each case duly completed in accordance with the provisions of Section  2.4(d) and executed by the Borrower;

(iii)          the Guaranty, duly completed and executed by the Subsidiary Guarantors, which shall include each Wholly-Owned Subsidiary of the Borrower, other than any Foreign Subsidiary to the extent doing so would cause adverse tax or regulatory consequences to the Borrower;

(iv)          the Administrative Agent shall have received, no later than 3 Business Days prior to the Closing Date, a pre-funding LIBOR indemnity letter from the Borrower and a completed Notice of Borrowing;

(v)           a certificate, signed by an Authorized Officer of the Borrower, certifying that (i) all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the Closing Date, both immediately before and after giving effect to the Loans to be made on the Closing Date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the Loans to be made on the Closing Date, (iii) both immediately before and after giving effect to the Loans to be made on the Closing Date, no Material Adverse Effect has occurred since December 31, 2009, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Article III have been satisfied or waived as required hereunder;

(vi)           a certificate of the secretary or an assistant secretary of each Credit Party executing any Credit Documents as of the Closing Date, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause  (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above;

(vii)          a certificate as of a recent date of the good standing of each Credit Party executing any Credit Documents as of the Closing Date, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction;

(viii)          a certificate, signed by an Authorized Officer of the Borrower, certifying that, both immediately before and after giving effect to the Loans to be made on the Closing Date, no default or event of default has occurred and is continuing under the Existing 2007 Credit Facility, the Existing 2009 Credit Facility or the Existing 2010 Credit Facility; and

(ix)           a Financial Conditions Certificate executed by the chief financial officer of the Borrower containing the copies of the financial statements referred to in Section 4.11 and confirming that, as of the Closing Date, after giving effect to the Loans to be made on the Closing Date, the Borrower and its Subsidiaries on a consolidated basis are solvent.

(b)          All approvals, permits and consents of any Governmental Authorities, any Self-Regulatory Organizations, or other Persons required in connection the consummation of any of the transactions contemplated hereby shall have been obtained, without the imposition of conditions that are materially adverse to the Administrative Agent or the Lenders; all applicable waiting periods shall have expired without any adverse action being taken or threatened by any Governmental Authority or Self-Regulatory Organization having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority or any Self-Regulatory Organization, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or to impose materially adverse conditions upon, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or that could reasonably be expected to have a Material Adverse Effect.

(c)           Since December 31, 2009, both immediately before and after giving effect to the Loans to be made on the Closing Date, there shall not have occurred (i) a Material Adverse Effect or (ii) any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(d)           The Borrower shall have paid (i) to the Arrangers, the fees required under the Joint Fee Letter to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Wells Fargo Fee Letter, and (iii) all other fees and reasonable expenses of the Arrangers, the Administrative Agent and the Lenders required to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Credit Documents.

(e)           The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer of the Borrower, including wire transfer information, directing the payment of the proceeds of the Loans made hereunder.

(f)           Each of the representations and warranties contained in Article IV and in the other Credit Documents qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date, both immediately before and after giving effect to the Loans to be made on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); and

(g)           No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made on the Closing Date.

(h)           Each of the Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the Loans to be made on the Closing Date as it shall have reasonably requested (including but not limited to legal opinions of counsel to the Borrower and its Subsidiaries).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

4.1            Corporate Organization and Power.  Each Credit Party (i) is a corporation or a limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be (which jurisdictions, as of the Closing Date, are set forth on Schedule  4.1), (ii) has the full corporate or limited liability company power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2           Authorization; Enforceability.  Each Credit Party has taken all necessary corporate or limited liability action, as applicable, to execute, deliver and perform each of the Credit Documents to which it is a party, and has (or on any later date of execution and delivery will have) validly executed and delivered each of the Credit Documents to which it is a party.  This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each Credit Party that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

4.3           No Violation.  The execution, delivery and performance by each Credit Party of each of the Credit Documents to which it is a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, mortgage, lease, agreement, contract or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv)  result in or require the creation or imposition of any Lien, other than a Permitted Lien, upon any of its properties, revenues or assets; except, in the case of clauses  (ii) and (iii) above, where such violations, conflicts, breaches or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4           Governmental and Third-Party Authorization; Permits.  No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority, Self-Regulatory Organization, or other Person is required as a condition to or otherwise in connection with the due execution, delivery and performance by each Credit Party of this Agreement or any of the other Credit Documents to which it is a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been made or obtained and that are in full force and effect, which consents, authorizations and filings are listed on Schedule  4.4, and (ii) consents and filings the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.5           Litigation.  Except as set forth on Schedule 4.5, there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, Self-Regulatory Organization, arbitrator or other Person, (i) against or affecting any of the Credit Parties or any of their respective properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) with respect to this Agreement, any of the other Credit Documents or the Loans to be made on the Closing Date.

4.6           Taxes.  Each of the Borrower and its Subsidiaries has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid, prior to the date on which penalties would attach thereto or a Lien would attach to any of its properties if unpaid, all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are not yet delinquent or that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP.  Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  As of the Closing Date, there is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of any of the Borrower or its Subsidiaries, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of the Borrower or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP.  As of the Closing Date, neither the Borrower nor any of its Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

4.7           Subsidiaries.  Schedule  4.7 sets forth a list, as of the Closing Date, of all of the Subsidiaries of the Borrower and as to each such Subsidiary, the percentage ownership (direct and indirect) of the Borrower in each class of its Capital Stock and each direct owner thereof.

4.8           Full Disclosure.  All factual information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, any Arranger or any Lender by or on behalf of any Credit Party pursuant to this Agreement or the other Credit Documents is or will be true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading; provided that, with respect to projections, budgets and other estimates, except as specifically represented in Section 4.11(b), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  As of the Closing Date, there is no fact known to any Credit Party that has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the consolidated financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders.

4.9           Margin Regulations.  No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

4.10           No Material Adverse Effect.  There has been no Material Adverse Effect since December 31, 2009 and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

4.11           Financial Matters.

(a)           The Borrower has heretofore furnished to the Administrative Agent (i) copies of the audited consolidated balance sheets of the Borrower and its Subsidiaries, for the 2009 and 2008 fiscal years, in each case with the related statements of income, stockholders’ equity, comprehensive income and cash flows for the fiscal years then ended, together with the opinions of Ernst & Young LLP thereon and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2010, and the related statements of income, cash flows and stockholders’ equity for the six-month period then ended.  Such financial statements have been prepared in accordance with GAAP and present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the results of operations of the Borrower and its Subsidiaries on a consolidated basis for the respective periods then ended.  Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Borrower and its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected.

(b)           The Borrower has prepared, and has heretofore furnished to the Administrative Agent a copy of, projected consolidated balance sheets and statements of income and cash flows of the Borrower and its Subsidiaries prepared on an annual basis through the end of fiscal year 2013, giving effect to the initial extensions of credit made under this Agreement and the payment of transaction fees and expenses related to the foregoing (the “Projections”).  In the good faith opinion of management of the Borrower, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date hereof.  The Projections have been prepared in good faith by the executive and financial personnel of the Borrower, are complete and represent a reasonable estimate of the future performance and financial condition of the Borrower and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections.

(c)           After giving effect to the Loans to be made on the Closing Date, each Credit Party (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, which are (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature in their ordinary course.

(d)           Since December 31, 2009, there has not been an occurrence of a “material weakness” (as defined in statement on Auditing Standards No. 60) in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in Section 404 of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder and the accounting and auditing principles, rules, standards and practices promulgated or approved with respect thereto, in each case that could reasonably be expected to have a Material Adverse Effect.

(e)           Neither (i) the board of directors of the Borrower, a committee thereof or an authorized officer of the Borrower has concluded that any financial statement previously furnished to the Administrative Agent should no longer be relied upon because of an error, nor (ii) has the Borrower been advised by its auditors that a previously issued audit report or interim review cannot be relied on.

4.12           Ownership of Properties.  Each of the Borrower and its Subsidiaries (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section  4.11(a) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens.

4.13           ERISA.

(a)           Each Credit Party and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Code, in each case except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No ERISA Event (i) has occurred within the five (5) year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan.  No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and no Credit Party or any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(b)           No Credit Party or any of its ERISA Affiliates has any outstanding liability on account of a complete or partial withdrawal from any Multiemployer Plan, and no Credit Party or any of its ERISA Affiliates would become subject to any liability under ERISA if any such Credit Party or ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date.  No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.

4.14           Environmental Matters.  Neither the Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims, and to the knowledge of the Borrower, there are no threatened Environmental Claims, nor any basis therefor.

4.15           Compliance with Laws.  Each of the Borrower and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, including without limitation, the applicable rules of any Self-Regulatory Organization, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.16           Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted.  No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and to the knowledge of the Borrower, the use of such Intellectual Property by any Credit Party does not infringe on the known rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.17           Regulated Industries.  No Credit Party is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended.

4.18           Insurance.  The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

4.19           Material Contracts.  Schedule  4.19 lists, as of the Closing Date, each “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act) to which the Borrower or any of its Subsidiaries is a party, by which the Borrower or any of its Subsidiaries or its properties is bound or to which the Borrower or any of its Subsidiaries is subject (collectively, “Material Contracts”), and also indicates the parties thereto.  As of the Closing Date, (i) each Material Contract is in full force and effect and is enforceable by each of the Borrower and its Subsidiaries that is a party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general or equitable principles or by principles of good faith and fair dealing, and (ii) neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any other party thereto is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

4.20           No Burdensome Restrictions.  No Credit Party is subject to any charter or corporate restriction or any provision of any applicable Requirement of Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.21           OFAC; Anti-Terrorism Laws.

(a)            No Credit Party or any Affiliate of any Credit Party (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b)            Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  The Credit Parties are in compliance in all material respects with the PATRIOT Act.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full in cash of all principal and interest with respect to the Loans together with all fees, expenses and other amounts then due and owing hereunder:

5.1            Financial Statements.  The Borrower will deliver to the Administrative Agent on behalf of the Lenders:

(a)          As soon as available and in any event within forty-five (45) days (or, if earlier and if applicable to the Borrower, the quarterly report deadline under the Exchange Act rules and regulations) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the third fiscal quarter of fiscal year 2010, unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income, cash flows and stockholders’ equity for the Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year together with comparative budgeted figures for the fiscal period then ended, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

(b)           As soon as available and in any event within ninety (90) days (or, if earlier and if applicable to the Borrower, the annual report deadline under the Exchange Act rules and regulations) after the end of each fiscal year, beginning with fiscal year 2010, an audited consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and unaudited consolidating statements of income, cash flows and stockholders’ equity for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative consolidated figures as of the end of and for the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and (with respect to the audited statements) certified by the independent certified public accounting firm regularly retained by the Borrower or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) a letter from such accountants to the effect that, based on and in connection with their examination of the financial statements of the Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters (which certificate may be limited to the extent required by accounting rules or guidelines), or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit.

(c)           In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 5.2(a) or  5.2(b) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period and (ii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12.  This Section 5.1(c) shall not limit the rights of the Administrative Agent and Lenders with respect to Sections 2.8(b) and 8.2.

Documents required to be delivered pursuant to Sections 5.1, 5.2(a), 5.2(b), 5.2(c) or  5.2(d) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at http://ir.theice.com/sec.cfm, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak or another relevant website, if any, to which each of the Administrative Agent and each Lender has access; provided that (x) upon the request of the Administrative Agent or any Lender lacking access to the internet or SyndTrak, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender (until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender) and (y) the Borrower shall notify (which may be by a facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any documents.  The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to in the proviso to the immediately preceding sentence or to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

5.2           Other Business and Financial Information.  The Borrower will deliver to the Administrative Agent and each Lender:

(a)           Concurrently with each delivery of the financial statements described in Sections  5.1(a) and  5.1(b), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article  VI as of the last day of the period covered by such financial statements;

(b)           As soon as available and in any event within thirty (30) days after the commencement of each fiscal year, beginning with the 2011 fiscal year, a consolidated operating budget for the Borrower and its Subsidiaries for such fiscal year (prepared on an annual basis), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with a certificate of a Financial Officer of the Borrower to the effect that such budget has been prepared in good faith and is a reasonable estimate of the financial position and results of operations of the Borrower and its Subsidiaries for the period covered thereby; and as soon as available from time to time thereafter, any modifications or revisions to or restatements of such budget;

(c)           Promptly upon receipt thereof, copies of any “management letter” submitted to any Credit Party by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from such Credit Party in respect thereof;

(d)           Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that any Credit Party shall send or make available generally to its stockholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Credit Party shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange or Self-Regulatory Organization, and (iii) all press releases and other statements made available generally by any Credit Party to the public concerning material developments in the business of the Credit Parties; provided that notwithstanding anything to the contrary included in Section 5.1, the Borrower shall be deemed to have given notice to the Administrative Agent and each Lender of the posting on the Borrower’s Internet website of the business and financial information set forth in clauses (i), (ii) or (iii) of this Section 5.2(d) at the time such information is posted thereon and no further notice shall be required to be provided by the Borrower to the Administrative Agent and the Lenders with respect thereto;

(e)          Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of any Credit Party obtaining knowledge thereof, written notice of any of the following:

(i)            the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(ii)           the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any of its Subsidiaries, including any such investigation or proceeding by any Governmental Authority or Self-Regulatory Organization (other than routine periodic inquiries, investigations or reviews), that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and any material adverse development in any litigation or other proceeding previously reported pursuant to Section  4.5 or this Section  5.2(e)(ii);

(iii)           the receipt by the Borrower or any of its Subsidiaries from any Governmental Authority or Self-Regulatory Organization of (A) any notice asserting any failure by such Person to be in compliance with applicable Requirements of Law or that threatens the taking of any action against such Person or sets forth circumstances that, if taken or adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, the Borrower or any of its Subsidiaries, where such action could reasonably be expected to have a Material Adverse Effect;

(iv)           the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the applicable Person has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Credit Party or an ERISA Affiliate with respect to such ERISA Event;

(v)           the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract (including without limitation, the agreement between the Borrower and LCH.Clearnet for the provision of clearing services) or other material contract or agreement to which the Borrower or any of its Subsidiaries is a party, the default under or termination or cancellation of which could reasonably be expected to have a Material Adverse Effect;

(vi)           the occurrence of any of the following: (y) the assertion of any Environmental Claim against or affecting the Borrower or any of its Subsidiaries or any real property leased, operated or owned by the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries’ discovery of a basis for any such Environmental Claim; or (z) the receipt by the Borrower or any of its Subsidiaries of notice of any alleged violation of or noncompliance with any Environmental Laws by the Borrower or any of its Subsidiaries or release of any Hazardous Substance; but in each case under clauses  (y) and (z) above, only to the extent the same could reasonably be expected to have a Material Adverse Effect; and

(vii)           any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the affected Persons have taken and propose to take with respect thereto.

(f)           As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

5.3           Compliance with All Material Contracts.  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with each term, condition and provision of all Material Contracts.

5.4           Existence; Franchises; Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise by Section  7.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and Self-Regulatory Organizations necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business of the Credit Parties.

5.5           Use of Proceeds.  The proceeds of the Loans shall be used as follows: (i) to refinance existing Indebtedness of the Borrower and (ii) to provide for working capital and general corporate purposes of the Borrower.

5.6           Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

5.7           Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of any such Person; provided, however, that no such Person shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Credit Party is maintaining adequate reserves with respect thereto in accordance with GAAP.

5.8           Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

5.9           Maintenance of Books and Records; Inspection.  The Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority or Self-Regulatory Organization having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts (except with respect to information which disclosure thereof is prohibited pursuant to arrangements among ICE Futures Europe, the United Kingdom Financial Services Authority, or other Governmental Authorities with jurisdiction over ICE Futures Europe and ICE Futures Europe’s members), and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon reasonable notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided however, that when a Default or Event of Default exists the Administrative Agent may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

5.10          Permitted Acquisitions.  The Borrower shall comply with, and cause each other applicable Credit Party to comply with, the following covenants:

(a)          Promptly after the consummation of any Permitted Acquisition or such later date reasonably acceptable to the Administrative Agent, the Borrower shall have delivered to the Administrative Agent the following (provided, however, that the delivery of the statements in clause (iii) below shall be required only with respect to Permitted Acquisitions having an Acquisition Amount exceeding $200,000,000):

(i)           a reasonably detailed description of the material terms of such Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Person or business that is the subject of such Acquisition (each, a “Target”);

(ii)           to the extent available, audited historical financial statements of the Target (or, if there are two or more Targets that are the subject of such Acquisition and that are part of the same consolidated group, consolidated historical financial statements for all such Targets) for the two (2) most recent fiscal years available, prepared by a firm of independent certified public accountants, and (if available) unaudited financial statements for any interim periods since the most recent fiscal year-end;

(iii)          consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition and the consolidation with the Borrower of each relevant Target) for the one-year period (or, if available, such longer period up to three years) following the consummation of such Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments; and

(iv)           a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Financial Officer of the Borrower setting forth the Acquisition Amount and further to the effect that, to the best of such Financial Officer’s knowledge, (y) the consummation of such Acquisition has not resulted in a violation of any provision of this Section  5.10 or any other provision of this Agreement, and (x) the requirements set forth in Section 7.5 have been satisfied (with financial covenant calculations to be attached to the certificate using the Covenant Compliance Worksheet).

(b)          As soon as reasonably practicable after the consummation of any such Acquisition, the Borrower will deliver to the Administrative Agent true and correct copies of the fully executed acquisition agreement (including schedules and exhibits thereto) and other material documents and closing papers delivered in connection therewith.

(c)          The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that (except as shall have been approved in writing by the Required Lenders) all conditions thereto set forth in this Section  5.10 and in the description furnished under Section  5.10(a)(i) have been satisfied, that the same is permitted in accordance with the terms of this Agreement, and that the matters certified to by the Financial Officer of the Borrower in the certificate referred to in Section  5.10(a)(iv) are, to the best of such Financial Officer’s knowledge, true and correct in all material respects as of the date such certificate is given, which representation and warranty shall be deemed to be a representation and warranty as of the date thereof for all purposes hereunder, including, without limitation, for purposes of Section 8.1.

5.11          Creation or Acquisition of Subsidiaries.  Subject to the provisions of Sections  5.10 and  7.5, the Borrower may from time to time create or acquire new Wholly Owned Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Wholly Owned Subsidiaries of the Borrower may create or acquire new Wholly Owned Subsidiaries, provided that concurrently with (and in any event within ten (10) Business Days after or such later time approved by the Administrative Agent) the creation or direct or indirect acquisition thereof, each such new Subsidiary will execute and deliver to the Administrative Agent a joinder to the Guaranty, pursuant to which such new Subsidiary shall become a guarantor thereunder and shall guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents; provided that no Foreign Subsidiary shall be required to provide a guaranty to the extent (and for as long as) doing so would cause any adverse tax or regulatory consequences to the Borrower, and provided further that for any Subsidiary created for the sole purpose of making a Permitted Acquisition and so long as such Subsidiary has no assets, the Borrower shall not be required to comply with this Section 5.11 until the consummation of such Permitted Acquisition.

5.12         OFAC, PATRIOT Act Compliance.  The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

5.13         Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full in cash of all principal and interest with respect to the Loans together with all fees, expenses and other amounts then due and owing hereunder:

6.1           Maximum Total Leverage Ratio.  The Total Leverage Ratio as of the last day of any fiscal quarter, beginning with the third fiscal quarter of 2010, shall not be greater than the ratio of 2.50 to 1.00.

6.2           Minimum Interest Coverage Ratio.  The Interest Coverage Ratio as of the last day of any fiscal quarter, beginning with the third fiscal quarter of 2010, shall not be less than 5.0 to 1.0.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full in cash of all principal and interest with respect to the Loans together with all fees, expenses and other amounts then due and owing hereunder:

7.1           Merger; Consolidation.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, amalgamation, merger or other combination, or agree to do any of the foregoing; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(i)           any Subsidiary of the Borrower may merge, consolidate or amalgamate with, or be liquidated into, (x) the Borrower (so long as the Borrower is the surviving or continuing entity) or (y) any other Subsidiary of the Borrower (so long as, if either Person is a Subsidiary Guarantor, the surviving Person is a Subsidiary Guarantor, and if either Person is a Wholly Owned Subsidiary, the surviving Person is a Wholly Owned Subsidiary);

(ii)          the Borrower may merge, consolidate or amalgamate with another Person (other than another Credit Party), so long as (y) the Borrower is the surviving entity, and (z) if such merger, consolidation or amalgamation constitutes an Acquisition, the applicable conditions and requirements of Sections  5.10 and  7.5 are satisfied; and

(iii)         to the extent not otherwise permitted under the foregoing clauses, any Subsidiary that has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with an Asset Disposition permitted under this Agreement and no longer conducts any active trade or business may be liquidated, wound up and dissolved.

7.2           Indebtedness.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than (without duplication):

(i)           Indebtedness of the Credit Parties in favor of the Administrative Agent and the Lenders incurred under this Agreement and the other Credit Documents;

(ii)          (A) Indebtedness of the Credit Parties under the Existing 2007 Credit Facility and the other “Credit Documents” (as defined in the Existing 2007 Credit Facility), (B) Indebtedness of the Credit Parties under the Existing 2009 Credit Facility and the other “Credit Documents” (as defined in the Existing 2009 Credit Facility), and (C) Indebtedness of the Credit Parties under the Existing 2010 Credit Facility and the other “Credit Documents” (as defined in the Existing 2010 Credit Facility);

(iii)         accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, in each case above to the extent constituting Indebtedness;

(iv)         purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets in the ordinary course of business (or assumed or acquired by the Borrower and its Subsidiaries in connection with a Permitted Acquisition or other transaction permitted under this Agreement), including Capital Lease Obligations, and any renewals, replacements, refinancings or extensions thereof, provided that all such Indebtedness shall not exceed $25,000,000 in aggregate principal amount outstanding at any one time;

(v)           unsecured loans and advances (A) by the Borrower or any Subsidiary of the Borrower to any Subsidiary Guarantor, (B) by any Subsidiary of the Borrower to the Borrower, or (C) by the Borrower or any Subsidiary of the Borrower to any Subsidiary of the Borrower that is not a Subsidiary Guarantor subject in all respects to Section 7.11, provided that any such loan or advance made pursuant to clause (A) or (B) above is subordinated in right and time of payment to the Obligations and any such loan or advance made pursuant to clause (A), (B) or (C) is evidenced by a promissory note, in each case, in form and substance reasonably satisfactory to the Administrative Agent

(vi)          Indebtedness of the Borrower or any of its Subsidiaries under Hedge Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;

(vii)          Indebtedness existing on the Closing Date and described in Schedule  7.2 and any renewals, replacements, refinancings or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier final maturity date or decreased weighted average life thereof;

(viii)        Indebtedness consisting of Guaranty Obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business for the benefit of another Credit Party, provided that the primary obligation being guaranteed is expressly permitted by this Agreement;

(ix)          Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by the Borrower or any of its Subsidiaries in the ordinary course of business;

(x)           Indebtedness of ICE Clear Europe under the ICE Clear Europe Payment Services Agreement not exceeding $150,000,000 in aggregate principal amount outstanding;

(xi)          Indebtedness consisting of Guaranty Obligations of the Borrower with respect to the ICE Clear Europe Payment Services Agreement;

(xii)          unsecured Indebtedness of the Borrower not exceeding $400,000,000 in aggregate principal amount outstanding to provide liquidity for the clearing operations of ICE Clear Europe;

(xiii)        unsecured Indebtedness of a Subsidiary acquired after the Closing Date or a Person merged into or consolidated with the Borrower or any Subsidiary after the Closing Date, in each case in connection with a Permitted Acquisition, which Indebtedness in each case exists at the time of such Permitted Acquisition and is not created in contemplation of such event, provided that all such Indebtedness shall not exceed $250,000,000 in aggregate principal amount outstanding at any one time;

(xiv)        other unsecured Indebtedness of the Borrower; provided that (A) that at the time of incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), and (B) the Borrower is in compliance with the Total Leverage Ratio covenant set forth in Section 6.1 on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness; and

(xv)         other unsecured Indebtedness of the Subsidiaries of the Borrower not exceeding $50,000,000 in aggregate principal amount outstanding at any time.

7.3           Liens.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):

(i)            Liens in existence on the Closing Date and set forth on Schedule  7.3, and any extensions, renewals or replacements thereof; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations that do not increase the outstanding principal amount thereof);

(ii)           Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iii)          Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section  8.1(k)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(iv)          Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(v)           any attachment or judgment Lien not constituting an Event of Default under Section  8.1(h);

(vi)          Liens securing the purchase money Indebtedness permitted under Section  7.2(iv), provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness concurrently with or within ninety (90) days after the acquisition (or completion of construction or improvement) or the refinancing thereof by the Borrower or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost to the Borrower or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of the Borrower or any of its Subsidiaries except assets then being financed solely by the same financing source;

(vii)        with respect to any Realty occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof;

(viii)       any leases, subleases, licenses or sublicenses granted by the Borrower or any of its Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement;

(ix)         Liens created in connection with the Guaranty Fund; and

(x)           other Liens securing obligations of the Borrower and its Subsidiaries not exceeding $20,000,000 in aggregate principal amount outstanding at any time.

7.4           Asset Dispositions.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make or agree to make any Asset Disposition except for:

(i)           the sale or other disposition of inventory and Cash Equivalents in the ordinary course of business, the sale or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), and the termination or unwinding of Hedge Agreements permitted hereunder;

(ii)          the sale, lease or other disposition of assets by the Borrower or any Subsidiary of the Borrower to the Borrower or to a Subsidiary Guarantor (or by any Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor), in each case so long as no Event of Default shall have occurred and be continuing or would result therefrom;

(iii)         the sale, exchange or other disposition in the ordinary course of business of equipment or other capital assets that are obsolete or no longer necessary for the operations of the Borrower and its Subsidiaries; and

(iv)         the sale or other disposition of assets (other than the Capital Stock of Subsidiaries) outside the ordinary course of business for fair value and for consideration, provided that (x) the aggregate amount of Net Cash Proceeds from all such sales or dispositions that are consummated during any fiscal year shall not exceed $40,000,000 and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

7.5           Acquisitions.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, consummate any Acquisition, provided that the Borrower or any of its Subsidiaries may consummate any Acquisition so long as (i) the Borrower is in compliance with the covenants in Article VI on a Pro Forma Basis after giving effect to such Acquisition; provided, however, that prior to the closing of an Acquisition having an Acquisition Amount exceeding $200,000,000, the Borrower shall provide the Lenders with a Compliance Certificate prepared on a Pro Forma Basis that demonstrates such compliance, (ii) in the case of an Acquisition to which the Borrower is a party involving a merger, amalgamation or the acquisition of control of the Capital Stock of a Person, the Borrower is the surviving or acquiring entity, as the case may be, (iii) each business acquired shall be in substantially the same line of business as the business conducted by the Borrower or its Subsidiaries on the Closing Date or in lines of business reasonably related thereto, (iv) the board of directors or equivalent governing body of the Person whose Capital Stock or business is acquired shall have approved such Acquisition, if required by applicable law (but provided in any event such Acquisition shall not be “hostile”), (v) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of any such Acquisition or would exist immediately after giving effect thereto and (vi) the applicable conditions and requirements of Section 5.11 are satisfied.

7.6           Restricted Payments.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing (any of the foregoing being a “Restricted Payment”), except that:

(a)          each Subsidiary may make payments to the Borrower for its proportionate share of the tax liability of the affiliated group of entities that file consolidated federal income tax returns, provided that such payments are used to pay taxes, and provided further that any tax refunds received by the Borrower that are attributable to the any of its Subsidiaries shall be returned promptly by the Borrower to such Subsidiary;

(b)          each Wholly Owned Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or to another Subsidiary of the Borrower, in each case to the extent not prohibited under applicable Requirements of Law;

(c)          the Borrower and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Common Stock; and

(d)          so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and any of its Subsidiaries may make any Restricted Payment.

7.7           Transactions with Affiliates.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any of its Subsidiaries, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower or any of its Subsidiaries; provided, however, that nothing contained in this Section  7.7 shall prohibit:

(i)           transactions described on Schedule  7.7 (and any renewals or replacements thereof on terms not materially more disadvantageous to the applicable Credit Party) or otherwise expressly permitted under any other provision of this Agreement;

(ii)          transactions among the Borrower and/or the Subsidiary Guarantors not prohibited under this Agreement (provided that such transactions shall remain subject to any other applicable limitations and restrictions set forth in this Agreement); and

(iii)         transactions with Affiliates in good faith in the ordinary course of the Borrower’s or such Subsidiary’s business consistent with past practice and on terms no less favorable to the Borrower or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an Affiliate.

7.8           Lines of Business.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage in any lines of business other than the businesses engaged in by it on the Closing Date and businesses and activities reasonably related thereto.

7.9           Limitation on Certain Restrictions.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Credit Parties to perform and comply with their respective obligations under the Credit Documents or (b) the ability of any Subsidiary of the Borrower to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, except (in the case of clause  (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, (iv) the Guaranty Fund, (v) the Existing 2007 Credit Facility, the Existing 2009 Credit Facility and the Existing 2010 Credit Facility, and any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions existing as of the date hereof and (vi) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

7.10           No Other Negative Pledges.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, (v) the Existing 2007 Credit Facility, the Existing 2009 Credit Facility and the Existing 2010 Credit Facility and any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions existing as of the date hereof, and (vi) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

7.11           Investments in Subsidiaries.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any Domestic Subsidiary of the Borrower that is both (a) not a Wholly-Owned Subsidiary and (b) not a Subsidiary Guarantor (each, a “Non-Wholly-Owned Subsidiary”), or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Non-Wholly-Owned Subsidiary (collectively, “Investments”) other than:

 (i)           Investments in Non-Wholly-Owned Subsidiaries existing as of the Closing Date;

 (ii)          Investments of the Borrower in ICE Trust made from proceeds of Loans under (and as defined in) the Existing 2010 Credit Facility not to exceed $100,000,000 outstanding at any time; and

 (iii)         other Investments in Non Wholly-Owned Subsidiaries made in any fiscal year in an aggregate amount not exceeding 15% of Consolidated EBITDA for the fiscal year most recently ended.

7.12           Fiscal Year.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, change its fiscal year or its method of determining fiscal quarters.

7.13           Accounting Changes.  Other than as permitted pursuant to Section  1.2, the Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in the jurisdiction of its organization).

ARTICLE VIII

EVENTS OF DEFAULT

8.1            Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           The Borrower shall fail to pay when due (i) any principal of any Loan, or (ii) any interest on any Loan, any fee payable under this Agreement or any other Credit Document, or (except as provided in clause  (i) above) any other Obligation (other than any Obligation under a Hedge Agreement), and (in the case of this clause  (ii) only) such failure shall continue for a period of three (3) Business Days;

(b)           The Borrower or any other Credit Party shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections  5.2(e)(i),  5.4, 5.5, 5.10 or  5.11 or in Articles  VI or VII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Sections 5.1 or  5.2 (other than Section 5.2(e)(i)) and (in the case of this clause  (ii) only) such failure shall continue unremedied for a period of five (5) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower;

(c)           The Borrower or any other Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Sections  8.1(a) and 8.1(b), and such failure (i) by the express terms of such Credit Document, constitutes an Event of Default, or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no grace period is specifically applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower; or any default or event of default shall occur under any Hedge Agreement to which the Borrower and any Hedge Party are parties;

(d)           Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished;

(e)           The Borrower or any other Credit Party shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provisions) any principal of or interest due under the Existing 2007 Credit Facility, the Existing 2009 Credit Facility or the Existing 2010 Credit Facility, or any other Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $1,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

(f)           The Borrower or any other Credit Party shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section  8.1(g), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g)         Any involuntary petition or case shall be filed or commenced against the Borrower or any other Credit Party seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h)         Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has acknowledged liability in writing) in excess of $1,000,000 shall be entered or filed against the Borrower or any other Credit Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale of such property thereunder;

(i)          Any Credit Document shall for any reason (other than as explicitly permitted under this Agreement or any other Credit Document) cease to be in full force and effect as to any Credit Party, or any Credit Party or any Person acting on its behalf shall deny or disaffirm such Credit Party’s obligations thereunder;

(j)          A Change of Control shall have occurred;

(k)         Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, any Credit Party and its ERISA Affiliates have incurred, or could reasonably be expected to incur, liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $1,000,000; or

(l)          Any one or more licenses, permits, accreditations or authorizations of the Borrower or any other Credit Party shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority or Self-Regulatory Organization in response to any alleged failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

8.2           Remedies: Termination of Commitments, Acceleration, etc.  Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a)           Declare the Commitments (to the extent still outstanding) to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments shall automatically be terminated;

(b)           Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement and the other Credit Documents (but, for the avoidance of doubt, excluding any amounts owing under any Hedge Agreement), shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this Section  8.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower;

(c)           Appoint or direct the appointment of a receiver for the properties and assets of the Credit Parties, both to operate and to sell such properties and assets, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Lenders, in connection therewith; and

(d)           Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

8.3           Remedies: Set-Off.  Upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.1           Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

9.2           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3           Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections  10.5 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article  III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6           Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, provided that if such bank is not a Lender or an Affiliate of a Lender, the Borrower shall have the right to consent to such appointment (such consent to not be unreasonably withheld).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section  10.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.7           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

9.8           No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.9           Guaranty Matters.  The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty, pursuant to this Section  9.9.

ARTICLE X

MISCELLANEOUS

10.1         Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Loans to be made on the Closing Date shall be made), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.

(b)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the Loans to be made on the Closing Date, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Credit Party, or any Environmental Claim related in any way to any Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section  10.1(a) or Section  10.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section  10.1(c) are several and not joint.

(d)           To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Loans to be made on the Closing Date or the use of the proceeds thereof.  No Indemnitee referred to in Section  10.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Credit Documents or the Loans to be made on the Closing Date, except as a result of such Indemnitee’s gross negligence or willful misconduct.

(e)           All amounts due under this Section shall be payable by the Borrower upon demand therefor.

10.2         Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)           This Agreement and the other Credit Documents shall (except as may be expressly otherwise provided in any Credit Document) be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

(b)           Each Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any Credit Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or any of their respective properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section  10.2(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party hereto irrevocably consents to service of process in the manner provided for notices in Section  10.4.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.3         Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.4         Notices; Effectiveness; Electronic Communication.

(a)           Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section  10.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)           if to the Borrower or the Administrative Agent, to it at the address (or telecopier number) specified for such Person on Schedule  1.1(a); and

(ii)          if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section  10.4(b) shall be effective as provided in Section  10.4(b).

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article  II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause  (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

10.5         Amendments, Waivers, etc.  No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a)           unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent or the Arrangers for their own accounts) (it being understood that an amendment to the definition of Total Leverage Ratio (or any defined terms used therein) shall not constitute a reduction of any interest rate or fees hereunder), (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan (including any scheduled date for the mandatory termination of any Commitments), or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent or the Arrangers for their own accounts) or (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Article III or of any Default or Event of Default or mandatory termination of the Commitments, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase);

(b)           unless agreed to by all of the Lenders, (i) release any Guarantor from its obligations under the Guaranty (other than (A) as may be otherwise specifically provided in this Agreement or in any other Credit Document or (B) in connection with the sale or other disposition of all of the Capital Stock of such Guarantor in a transaction expressly permitted under or pursuant to this Agreement), (ii) reduce the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”), (iii) change any other provision of this Agreement or any of the other Credit Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, or (iv) change or waive any provision of Section 2.12(e), Section  2.14, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, or this Section  10.5; and

(c)           unless agreed to by each Hedge Party that would be adversely affected thereby in its capacity as such relative to the Lenders, (i) amend the definition of “Guaranteed Obligations” in the Guaranty (or any similar defined term in any other Credit Document benefiting such Hedge Party), (ii) amend the definition of “Guaranteed Parties” in the Guaranty (or any similar defined term in any other Credit Document benefiting such Hedge Party), (iii) amend any provision regarding priority of payments in this Agreement or any other Credit Document, or (iv) release any Guarantor from its obligations under the Guaranty (other than (A) as may be otherwise specifically provided in this Agreement or in any other Credit Document or (B) in connection with the sale or other disposition of all of the Capital Stock of such Guarantor in a transaction expressly permitted under or pursuant to this Agreement);

and provided further that the Fee Letters may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section  1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

10.6         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section  10.6(b), (ii) by way of participation in accordance with the provisions of Section  10.6(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section  10.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section  10.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           The prior written consent of the Administrative Agent and the Borrower (such consent not to be unreasonably withheld or delayed) is obtained, except that

(A)           the consent of the Borrower shall not be required if (y) a Default or Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)           the consent of the Administrative Agent shall not be required if such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(ii)          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and (B) in any case not described in clause  (A) above, aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, treating assignments to two or more Approved Funds under common management as one assignment for purposes of the minimum amounts, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(iii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iv)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)             no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(vi)           no such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section  10.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections  2.15(a), 2.15(b),  2.16,  2.17 and 10.1 with respect to facts and circumstances occurring prior to the effective date of such assignment.  If requested by or on behalf of the assignee, the Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section  2.4 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section  10.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section  10.6(d).

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address for notices referred to in Schedule  1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section  10.5(a) and clause  (i) of Section  10.5(b) that affects such Participant.  Subject to Section  10.6(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections  2.15(a),  2.15(b), 2.16 and  2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section  10.6(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section  8.3 as though it were a Lender; provided such Participant agrees to be subject to Section  2.14(b) as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 2.15(a), Section 2.15(b) or Section  2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section  2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section  2.16(e) as though it were a Lender.

(f)           Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment or grant to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g)           The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(h)           Any Lender or participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section  10.6, disclose to the Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section  10.11.

10.7         No Waiver.  The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default.  No course of dealing between any Credit Party, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default.  No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

10.8         Survival.  All representations, warranties and agreements made by or on behalf of the Borrower or any other Credit Party in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof and the making and repayment of the Loans until the indefeasible payment in full of the Obligations.  In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.15(a), 2.15(b),  2.16,  2.17 and 10.1, shall survive the payment in full of all Loans, the termination of the Commitments and any termination of this Agreement or any of the other Credit Documents.  Except as set forth above, this Agreement and the Credit Documents shall be deemed terminated upon the indefeasible payment in full of the Obligations.

10.9         Severability.  To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

10.10       Construction.  The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.  Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

10.11       Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates.

For purposes of this Section, “Information” means all information received from the Credit Parties relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party, provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.12       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letters).  Except as provided in Article III, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or by PDF formatted page sent by electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.13       Disclosure of Information.  The Borrower agrees and consents to the Administrative Agent’s and the Arrangers’ disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications.  Such information will consist of deal terms and other information customarily found in such publications.

10.14       USA Patriot Act Notice.  Each Lender that is subject to the Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INTERCONTINENTALEXCHANGE, INC.

By:	/s/ Scott A. Hill
Name:	Scott A. Hill
Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wachovia Bank, National Association), as Administrative Agent and as a Lender

By:	/s/ G. Mendel Lay, Jr.
Name:	G. Mendel Lay, Jr.
Title:	Senior Vice President

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Thomas M. Paulk
Name:	Thomas M. Paulk
Title:	Senior Vice President

BANK OF MONTREAL (CHICAGO BRANCH), as Documentation Agent and as a Lender

By:	/s/ Linda Haven
Name:	Linda Haven
Title:	Managing Director

FIFTH THIRD BANK, an Ohio banking corporation, as a Lender

By:	/s/ Mitchell A. Early
Name:	Mitchell A. Early
Title:	Portfolio Manager

SIGNATURE PAGE TO
CREDIT AGREEMENT

MIZUHO CORPORATE BANK (USA), as a Lender

By:	/s/ Toru Inoue
Name:	Toru Inoue
Title:	Deputy General Manager

REGIONS BANK, as a Lender

By:	/s/ Stephen A. Brothers
Name:	Stephen A. Brothers
Title:	Senior Vice President

U.S. BANK, N.A., as a Lender

By:	/s/ Robert L. Barrett
Name:	Robert L. Barrett
Title:	Senior Vice President

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY, as a Lender

By:	/s/ K. Jin Koh
Name:	K. Jin Koh
Title:	Senior Vice President & General Manager

By:	/s/ Ray Li
Name:	Ray Li
Title:	Vice President

COMPASS BANK, as a Lender

By:	/s/ Stephen H. Lee
Name:	Stephen H. Lee
Title:	Senior Vice President

SIGNATURE PAGE TO
CREDIT AGREEMENT

SOCIETE GENERALE, as Documentation Agent and as a Lender

By:	/s/ Andrew S. Green
Name:	Andrew S. Green
Title:	Managing Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ David Mahmood
Name:	David Mahmood
Title:	Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Documentation Agent and as a Lender

By:	/s/ Chimie T. Pemba
Name:	Chimie T. Pemba
Title:	Authorized Signatory

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Shelley He
Name:	Shelley He
Title:	Deputy General Manager

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Robert Chelsey
Name:	Robert Chelsey
Title:	Director

By:	/s/ Kathleen Bowers
Name:	Kathleen Bowers
Title:

SIGNATURE PAGE TO
CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Ryan Vetsch
Name:	Ryan Vetsch
Title:	Authorized Signatory

THE BANK OF EAST ASIA, LIMITED, LOS ANGELES BRANCH, as a Lender

By:	/s/ Chong Tan
Name:	Chong Tan
Title:	VP & Credit Manager

By:	/s/ Victor Li
Name:	Victor Li
Title:	General Manager

CHINATRUST COMMERCIAL BANK LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Amy Fong
Name:	Amy Fong
Title:	FVP & General Manager

HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY, as a Lender

By:	/s/ Henry Hsieh
Name:	Henry Hsieh
Title:	Assistant Vice President

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH, as a Lender

By:	/s/ Priscilla Hsing
Name:	Priscilla Hsing
Title:	VP & DGM

SIGNATURE PAGE TO
CREDIT AGREEMENT

TAIPEI FUBON COMMERCIAL BANK, CO., LTD., as a Lender

By:	/s/ Bill Hwang
Name:	Bill Hwang
Title:	FVP & GM

TAIWAN BUSINESS BANK, as a Lender

By:	/s/ Alex Wang
Name:	Alex Wang
Title:	General Manager & S.V.P.

TAIWAN COOPERATIVE BANK, LOS ANGELES BRANCH, as a Lender

By:	/s/ Li-Hua Huang
Name:	Li-Hua Huang
Title:	VP & General Manager

THE CHIBA BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Yukihito Inamura
Name:	Yukihito Inamura
Title:	General Manager

SIGNATURE PAGE TO
CREDIT AGREEMENT

EXHIBIT A

Borrower’s Taxpayer Identification No. 58-2555670

NOTE

$___________	__________, 20__
Charlotte, North Carolina

FOR VALUE RECEIVED, INTERCONTINENTALEXCHANGE, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of

______________________________ (the “Lender”), at the offices of Wells Fargo Bank, National Association (the “Administrative Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of August 26, 2010 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent, the principal sum of

___________________________ DOLLARS ($______________), under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement.  The defined terms in the Credit Agreement are used herein with the same meaning.  The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Note is one of a series of Notes referred to in the Credit Agreement and is issued to evidence the Loan made by the Lender pursuant to the Credit Agreement.  All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents.  Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.

In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, in accordance with the Credit Agreement.

This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).  The Borrower hereby submits to the nonexclusive jurisdiction of courts of the state of New York and of the United States District Court of the Southern District of New York, and any appellate court thereof, although the Lender shall not be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized corporate officer as of the day and year first above written.

INTERCONTINENTALEXCHANGE, INC.

By:
Name:
Title:

EXHIBIT B-1

NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association,
as Administrative Agent
1525 W.T. Harris Blvd.
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina 28262
Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, INTERCONTINENTALEXCHANGE, INC., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of August 26, 2010, among the Borrower, certain Lenders from time to time parties thereto, you, as Administrative Agent for the Lenders, and Bank of America, N.A., as Syndication Agent (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a Borrowing of Loans under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

       (i)     The aggregate principal amount of the Proposed Borrowing is $400,000,000.00.

       (ii)    The Loans comprising the Proposed Borrowing shall be initially made as [Base Rate Loans] [LIBOR Loans].1

       (iii)   [The initial Interest Period for the LIBOR Loans comprising the Proposed Borrowing shall be [one/two/three/six months].]2

       (iv)   The Proposed Borrowing is requested to be made on the Closing Date.

1Select the applicable Type of Loans.

2Include this clause in the case of a Proposed Borrowing comprised of LIBOR Loans, and select the applicable Interest Period.

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Closing Date:

A.           Each of the representations and warranties contained in Article IV of the Credit Agreement and in the other Credit Documents qualified as to materiality is and will be true and correct and each not so qualified is and will be true and correct in all material respects, in each case on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case each such representation or warranty qualified as to materiality shall be true and correct and each not so qualified shall be true and correct in all material respects, in each case as of such date); and

B.           No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

INTERCONTINENTALEXCHANGE, INC.

By:
Name:
Title:

2

EXHIBIT B-2

NOTICE OF CONVERSION/CONTINUATION

[Date]

Wells Fargo Bank, National Association,
as Administrative Agent
1525 W. W.T. Harris Blvd
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina  28262
Attention:  Syndication Agency Services

Ladies and Gentlemen:

The undersigned, INTERCONTINENTALEXCHANGE, INC., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of August 26, 2010, among the Borrower, certain Lenders from time to time parties thereto, you, as Administrative Agent for the Lenders, and Bank of America, N.A., as Syndication Agent (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.11(b) of the Credit Agreement, hereby gives you, as Agent, irrevocable notice that the Borrower requests a [conversion] [continuation]1 of Loans under the Credit Agreement, and to that end sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.11(b) of the Credit Agreement:

          (i)    The Proposed [Conversion] [Continuation] is requested to be made on _______________.2

          (ii)    The Proposed [Conversion] [Continuation] involves $____________3 in aggregate principal amount of Loans made pursuant to a Borrowing on ________________,4 which Loans are presently maintained as [Base Rate] [LIBOR] Loans and are proposed hereby to be [converted into Base Rate Loans] [converted into LIBOR Loans] [continued as LIBOR Loans].5

1Insert “conversion” or “continuation” throughout the notice, as applicable.

2Shall be a Business Day on or after the date hereof (in the case of any conversion of LIBOR Loans into Base Rate Loans) or at least three Business Days after the date hereof (in the case of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans), and additionally, in the case of any conversion of LIBOR Loans into Base Rate Loans, or continuation of LIBOR Loans, shall be the last day of the Interest Period applicable to such LIBOR Loans.

3Amount of Proposed Conversion or Continuation must comply with Section 2.11(a) of the Credit Agreement.

4Insert the applicable Borrowing Date for the Loans being converted or continued.

5Complete with the applicable bracketed language.

          (iii)    [The initial Interest Period for the Loans being [converted into] [continued as] LIBOR Loans pursuant to the Proposed [Conversion] [Continuation] shall be [one/two/three/six months].]6

The Borrower hereby certifies that the following statement is true both on and as of the date hereof and on and as of the effective date of the Proposed [Conversion] [Continuation]: no Default or Event of Default has or will have occurred and is continuing or would result from the Proposed [Conversion] [Continuation].

Very truly yours,

INTERCONTINENTALEXCHANGE, INC.

By:
Name:
Title:

6Include this clause in the case of a Proposed Conversion or Continuation involving a conversion of Base Rate Loans into, or continuation of, LIBOR Loans, and select the applicable Interest Period.

2

EXHIBIT C

COMPLIANCE CERTIFICATE

THIS CERTIFICATE is delivered pursuant to the Credit Agreement, dated as of August 26, 2010 (the “Credit Agreement”), among IntercontinentalExchange, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

The undersigned hereby certifies that:

1.	He is a duly elected Financial Officer of the Borrower.

2.
Enclosed with this Certificate are copies of the financial statements of the Borrower and its Subsidiaries as of _____________, and for the [________-month period] [year] then ended, required to be delivered under Section [5.1(a)][5.1(b)] of the Credit Agreement.  Such financial statements have been prepared in accordance with GAAP [(subject to the absence of notes required by GAAP and subject to normal year-end adjustments)]9 and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date indicated and the results of operation of the Borrower and its Subsidiaries on a consolidated basis for the period covered thereby.

3.
The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

4.
The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate. [, except as set forth below.

Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the Borrower has taken or proposes to take with respect thereto.]

5.
Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Article VI of the Credit Agreement as of the last day of and for the period covered by the financial statements enclosed herewith.

9 Insert in the case of quarterly financial statements.

3

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _______ day of _____________, ____.

INTERCONTINENTALEXCHANGE, INC.

By:
Name:
Title:

4

ATTACHMENT A

COVENANT COMPLIANCE WORKSHEET

A.           Total Leverage Ratio (Section 6.1 of the Credit Agreement)

(1)	Total Funded Debt as of the date of determination	$____________
(2)	Consolidated EBITDA for the Reference Period ending on the date of determination (from Line C(5) below)	$____________
(3)	Total Leverage Ratio: Divide Line A(1) by Line A(2)	____________
(4)	Maximum Total Leverage Ratio as of the date of determination	2.50 to 1.00

i

B.           Interest Coverage Ratio (Section 6.2 of the Credit Agreement)

(1)	Consolidated EBITDA for the Reference Period ending on the date of determination (from Line C(7) below)	$____________
(2)	Consolidated Interest Expense for such period	$____________
(3)	Interest Coverage Ratio: Divide Line B(1) by Line B(2)	____________
(4)	Minimum Interest Coverage Ratio as of the date of determination	5.0 to 1.0

ii

C.           Consolidated EBITDA

(1)	Consolidated Net Income for the Reference Period ending on the date of determination		$____________

(2)	Additions to Consolidated Net Income (to the extent taken into account in the calculation of Consolidated Net Income for such period):
	(a) Interest expense	$____________
	(b) Federal, state, local and other taxes	$____________
	(c) Depreciation and amortization of intangible assets	$____________
	(d) Extraordinary losses or charges for such period (attach itemized schedule)	$____________
	(e) Add Lines C(2)(a) through C(2)(d).	$____________
(3)	Net Income plus Additions: Add Lines C(1) and C(2)(e)		$____________
(4)	Reductions from Consolidated Net Income (to the extent taken into account in the calculation of Consolidated Net Income for such period):		$____________
	(a) Extraordinary gains or income for such period (attach itemized schedule)	$____________
	(b) Noncash credits increasing income for such period	$____________
	(c) Add Lines C(4)(a) through C(4)(b)		($____________)
(5)	Consolidated EBITDA: Subtract Line C(4)(c) from Line C(3)		$____________
(6)	Reductions from Consolidated EBITDA
	(a) Capital Expenditures for such period	$__________
	(b) Capitalized Software Development Costs for such period	$__________
	(c) Add Lines C(6)(a) and C(6)(b)		$__________
(7)	Adjustments to Consolidated EBITDA: Subtract Line C(6)(c) from Line C(5)		$__________

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:                                ______________________________
2.           Assignee:                                ______________________________
                                                                [and is an Affiliate/Approved Fund of [identify Lender]1]
3.             Borrower:                                  INTERCONTINENTALEXCHANGE, INC.
4.           Administrative Agent:           Wells Fargo Bank, National Association, as the Administrative Agent under the Credit Agreement.
5.           Credit Agreement:                  Credit Agreement, dated as of August 26, 2010 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, certain lenders from time to time parties thereto (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent.

 1 Select as applicable.

2

        6.           Assigned Interest:
Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned2	Percentage Assigned of Loans3	CUSIP Number4
$	$	%
$	$	%
[7.          Trade Date:                           ______________]5
8.           Effective Date:                       ______________ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]6 Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

By:
Title:

[Consented to:]7

[NAME OF RELEVANT PARTY]

By:
Title:

2 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
4 Insert if applicable.
5 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
6 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
7 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

3

ANNEX 1 to Assignment and Assumption

Credit Agreement, dated as of August 26, 2010, among IntercontinentalExchange, Inc., as Borrower, certain Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1         Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee of the Assigned Interest under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, Assignor or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

2

EXHIBIT E

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of the 26th day of August, 2010 (this “Guaranty”), is made by each of the undersigned Subsidiaries of INTERCONTINENTALEXCHANGE, INC., a Delaware corporation (the “Borrower”), and each other Subsidiary of the Borrower that, after the date hereof, executes an instrument of accession hereto substantially in the form of Exhibit A (a “Guarantor Accession”; the undersigned and such other Subsidiaries of the Borrower, collectively, the “Guarantors”), in favor of the Guaranteed Parties (as hereinafter defined).  Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement referred to below.

RECITALS

A.          The Borrower, certain Lenders, Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Bank of America, N.A., as Syndication Agent, are parties to a Credit Agreement, dated as of August 26, 2010 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein.

B.          It is a condition to the extension of credit to the Borrower under the Credit Agreement that each Guarantor shall have agreed, by executing and delivering this Guaranty, to guarantee to the Guaranteed Parties the payment in full of the Guaranteed Obligations (as hereinafter defined).  The Guaranteed Parties are relying on this Guaranty in their decision to extend credit to the Borrower under the Credit Agreement, and would not enter into the Credit Agreement without this Guaranty.

C.          The Borrower and the Guarantors are engaged in related businesses and undertake certain activities and operations on an integrated basis.  As part of such integrated operations, the Borrower, among other things, will advance to the Guarantors from time to time certain proceeds of the Loans made to the Borrower by the Lenders under the Credit Agreement.  Each Guarantor will therefore obtain benefits as a result of the extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desires to execute and deliver this Guaranty.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Guaranteed Parties to enter into the Credit Agreement and to induce the Lenders to extend credit to the Borrower thereunder, each Guarantor hereby agrees as follows:

Signature Page to Guaranty Agreement

1.1         Guaranty.

(i)         Each Guarantor hereby irrevocably, absolutely and unconditionally, and jointly and severally:

(A)           guarantees (a) to the Lenders and the Administrative Agent (together with any Lender (or any Affiliate of any Lender) in the capacity described in clause (b) below, collectively, the “Guaranteed Parties”) the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all Obligations of the Borrower under the Credit Agreement and the other Credit Documents, including, without limitation, all principal of and interest on the Loans, all fees, expenses, indemnities and other amounts payable by the Borrower under the Credit Agreement or any other Credit Document (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any Insolvency Laws (as hereinafter defined), whether or not the claim for such interest is allowed in such proceeding), and all Obligations that, but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, would become due, and (b) to each applicable Lender or Affiliate of any Lender in its capacity as a Hedge Party under any Hedge Agreement that is required or permitted by the Credit Agreement to be entered into by the Borrower or any of its Subsidiaries (a “Permitted Hedge Agreement”), all obligations of the Borrower under such Permitted Hedge Agreement, in each case under (a) and (b), whether now existing or hereafter created or arising and whether direct or indirect, absolute or contingent, due or to become due (all liabilities and obligations described in this clause (i), collectively, the “Guaranteed Obligations”); and

(B)           agrees to pay the reasonable fees and expenses of counsel to, and reimburse upon demand all reasonable costs and expenses incurred or paid by, (y) any Guaranteed Party in connection with any suit, action or proceeding to enforce or protect any rights of the Guaranteed Parties hereunder and (z) the Administrative Agent in connection with any amendment, modification or waiver hereof or consent pursuant hereto, and to indemnify and hold each Guaranteed Party and its directors, officers, employees, agents and Affiliates harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential, that may at any time be imposed on, incurred by or asserted against any such indemnified party as a result of, arising from or in any way relating to this Guaranty or the collection or enforcement of the Guaranteed Obligations; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any such claims, losses, costs and expenses to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnified party.

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(ii)           Notwithstanding the provisions of subsection (i) above and notwithstanding any other provisions contained herein or in any other Credit Document:

(A)           no provision of this Guaranty shall require or permit the collection from any Guarantor of interest in excess of the maximum rate or amount that such Guarantor may be required or permitted to pay pursuant to applicable law;

(B)           the liability of each Guarantor under this Guaranty as of any date shall be limited to a maximum aggregate amount (the “Maximum Guaranteed Amount”) equal to the greatest amount that would not render such Guarantor’s obligations under this Guaranty subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws (collectively, “Insolvency Laws”), in each instance after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under applicable Insolvency Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or any of its Affiliates to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder, and after giving effect as assets to the value (as determined under applicable Insolvency Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (y) applicable law or (z) any agreement (including this Guaranty) providing for an equitable allocation among such Guarantor and other Affiliates of the Borrower of obligations arising under guaranties by such parties); and

(C)           solely with respect to the guaranty hereunder of each clearing house operated by the Borrower in any action or proceeding to enforce this Guaranty against such clearing house, no recourse may be had to any assets of any kind held by or owing to such clearing house as (a) original margin securing positions in futures, options or other products cleared by such clearing house carried for its members or their customers, (b) amounts paid or payable to such clearing house as variation margin option premiums or the purchase price of any commodities with respect to any such positions, (c) amounts on deposit in a bank settlement account, received as variation margin, and any securities or other assets in which such amounts may be invested pursuant to repurchase agreements or otherwise, or (d) deposits in the Guaranty Fund of such clearing house, and no resort may be had to invoke the power of such clearing house to impose assessments on its clearing members pursuant to its bylaws and the rules adopted by the board of directors of such clearing house or otherwise.

Signature Page to Guaranty Agreement

(iii)           The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made hereunder on any date by a Guarantor (a “Funding Guarantor”) that exceeds its Fair Share (as hereinafter defined) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall (as hereinafter defined) as of such date, with the result that all such contributions will cause each Guarantor’s Aggregate Payments (as hereinafter defined) to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (A) the ratio of (x) the Adjusted Maximum Guaranteed Amount (as hereinafter defined) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Guaranteed Amounts with respect to all Guarantors, multiplied by (B) the aggregate amount paid or distributed on or before such date by all Funding Guarantors hereunder in respect of the obligations guarantied.  “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor.  “Adjusted Maximum Guaranteed Amount” means, with respect to a Guarantor as of any date of determination, the Maximum Guaranteed Amount of such Guarantor, determined in accordance with the provisions of subsection (ii) above; provided that, solely for purposes of calculating the “Adjusted Maximum Guaranteed Amount” with respect to any Guarantor for purposes of this subsection (iii), any assets or liabilities arising by virtue of any rights to subrogation, reimbursement or indemnity or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  “Aggregate Payments” means, with respect to a Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this subsection (iii)).  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  Each Funding Guarantor’s right of contribution under this subsection (iii) shall be subject to the provisions of Section  1.4.  The allocation among Guarantors of their obligations as set forth in this subsection (iii) shall not be construed in any way to limit the liability of any Guarantor hereunder to the Guaranteed Parties.

(iv)           The guaranty of each Guarantor set forth in this Section is a guaranty of payment as a primary obligor, and not a guaranty of collection.  Each Guarantor hereby acknowledges and agrees that the Guaranteed Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount of such Guarantor and may exceed the aggregate of the Maximum Guaranteed Amounts of all Guarantors, in each case without discharging, limiting or otherwise affecting the obligations of any Guarantor hereunder or the rights, powers and remedies of any Guaranteed Party hereunder or under any other Credit Document.

1.2             Guaranty Absolute.  Each Guarantor agrees that its obligations hereunder and under the other Credit Documents to which it is a party are irrevocable, absolute and unconditional, are independent of the Guaranteed Obligations  and any security therefore or other guaranty or liability in respect thereof, whether given by such Guarantor or any other Person, and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not such Guarantor has notice or knowledge thereof:

(A)           any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligations or any guaranty, security or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Credit Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

Signature Page to Guaranty Agreement

(B)           the invalidity or unenforceability of any Guaranteed Obligations, any guaranty, security or other liability in respect thereof or any provisions of the Credit Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

(C)           the addition or release of Guarantors hereunder or the taking, acceptance or release of other guarantees of any Guaranteed Obligations or for any guaranty, security or other liability in respect thereof;

(D)           any discharge, modification, settlement, compromise or other action in respect of any Guaranteed Obligations or any guaranty, security or other liability in respect thereof, including any acceptance or refusal of any offer or performance with respect to the same or the subordination of the same to the payment of any other obligations;

(E)           any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligations, any guaranty, security or other liability in respect thereof;

(F)           the exercise of any right or remedy available under the Credit Documents, at law, in equity or otherwise in respect of any guaranty, security or other liability for any Guaranteed Obligations, in any order and by any manner thereby permitted;

(G)           any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of the Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations;

(H)           any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations or any other obligations of the Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application; or

(I)            any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, the Borrower, any Guarantor or a surety or guarantor generally, other than the occurrence of all of the following:  (x) the payment in full in cash of the Guaranteed Obligations (other than contingent and indemnification obligations not then due and payable), (y) the termination of the Commitments, and (z) the termination of, and settlement of all obligations of the Borrower or any of its Subsidiaries under, each Permitted Hedge Agreement to which any Hedge Party is a party (the events in clauses (x), (y) and (z) above, collectively, the “Termination Requirements”).

Signature Page to Guaranty Agreement

1.3           Certain Waivers.  Each Guarantor hereby knowingly, voluntarily and expressly waives:

(A)           presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of nonpayment or other nonperformance (including notice of default under any Credit Document with respect to any Guaranteed Obligations), protest, dishonor, acceptance hereof, extension of additional credit to the Borrower and of any of the matters referred to in Section  1.2 and of any rights to consent thereto;

(B)           any right to require the Guaranteed Parties or any of them, as a condition of payment or performance by such Guarantor hereunder, to proceed against, or to exhaust or have resort to any collateral or other security from or any deposit balance or other credit in favor of, the Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations, or to pursue any other remedy or enforce any other right; and any other defense based on an election of remedies with respect to any collateral or other security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, notwithstanding that any such election (including any failure to pursue or enforce any rights or remedies) may impair or extinguish any right of indemnification, contribution, reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations or any such collateral or other security;

(C)           any right or defense based on or arising by reason of any right or defense of the Borrower or any other Person, including, without limitation, any defense based on or arising from a lack of authority or other disability of the Borrower or any other Person, the invalidity or unenforceability of any Guaranteed Obligations or any Credit Document or other agreement or instrument delivered pursuant thereto, or the cessation of the liability of the Borrower for any reason other than the satisfaction of the Termination Requirements;

(D)           any defense based on any Guaranteed Party’s acts or omissions in the administration of the Guaranteed Obligations, any guaranty, security or other liability in respect thereof or any collateral or other security for any of the foregoing, and promptness, diligence, or any requirement that any Guaranteed Party create, protect, perfect, secure, insure, continue or maintain any Liens in any such security;

(E)           any right to assert against any Guaranteed Party, as a defense, counterclaim, crossclaim or set-off, any defense, counterclaim, claim, right of recoupment or set-off that it may at any time have against any Guaranteed Party (including, without limitation, failure of consideration, fraud, fraudulent inducement, statute of limitations, payment, accord and satisfaction and usury), other than compulsory counterclaims and other than the payment in full in cash of the Guaranteed Obligations; and

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(F)           any defense based on or afforded by any applicable law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of this Guaranty.

1.4           No Subrogation.  Each Guarantor hereby agrees that, until satisfaction of the Termination Requirements, it will not exercise or seek to exercise any claim or right that it may have against the Borrower or any other Guarantor at any time as a result of any payment made under or in connection with this Guaranty or the performance or enforcement hereof, including any right of subrogation to the rights of any of the Guaranteed Parties against the Borrower or any other Guarantor, any right of indemnity, contribution or reimbursement against the Borrower or any other Guarantor (including rights of contribution as set forth in Section  1.1(iii)), any right to enforce any remedies of any Guaranteed Party against the Borrower or any other Guarantor, or any benefit of, or any right to participate in, any security held by any Guaranteed Party to secure payment of the Guaranteed Obligations, in each case whether such claims or rights arise by contract, statute (including without limitation the Bankruptcy Code), common law or otherwise.  Each Guarantor further agrees that all indebtedness and other obligations, whether now or hereafter existing, of the Borrower or any other Subsidiary of the Borrower to such Guarantor, including, without limitation, any such indebtedness in any proceeding under the Bankruptcy Code and any intercompany receivables, together with any interest thereon, shall be, and hereby are, subordinated and made junior in right of payment to the Guaranteed Obligations.  Each Guarantor further agrees that if any amount shall be paid to or any distribution received by any Guarantor (i) on account of any such indebtedness at any time after the occurrence and during the continuance of an Event of Default, or (ii) on account of any such rights of subrogation, indemnity, contribution or reimbursement at any time prior to the satisfaction of the Termination Requirements, such amount or distribution shall be deemed to have been received and to be held in trust for the benefit of the Guaranteed Parties, and shall forthwith be delivered to the Administrative Agent in the form received (with any necessary endorsements in the case of written instruments), to be applied against the Guaranteed Obligations, whether or not matured, in accordance with the terms of the applicable Credit Documents and without in any way discharging, limiting or otherwise affecting the liability of such Guarantor under any other provision of this Guaranty.  Additionally, in the event the Borrower or any other Credit Party becomes a “debtor” within the meaning of the Bankruptcy Code, the Administrative Agent shall be entitled, at its option, on behalf of the Guaranteed Parties and as attorney-in-fact for each Guarantor, and is hereby authorized and appointed by each Guarantor, to file proofs of claim on behalf of each relevant Guarantor and vote the rights of each such Guarantor in any plan of reorganization, and to demand, sue for, collect and receive every payment and distribution on any indebtedness of the Borrower or such Credit Party to any Guarantor in any such proceeding, each Guarantor hereby assigning to the Administrative Agent all of its rights in respect of any such claim, including the right to receive payments and distributions in respect thereof.

1.5           Representations and Warranties.  Each Guarantor hereby represents and warrants to the Guaranteed Parties that, as to itself, all of the representations and warranties relating to it contained in the Credit Agreement qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects.

Signature Page to Guaranty Agreement

1.6           Financial Condition of Borrower.  Each Guarantor represents that it has knowledge of the Borrower’s financial condition and affairs and that it has adequate means to obtain from the Borrower on an ongoing basis information relating thereto and to the Borrower’s ability to pay and perform the Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect with respect to such Guarantor.  Each Guarantor agrees that the Guaranteed Parties shall have no obligation to investigate the financial condition or affairs of the Borrower for the benefit of any Guarantor nor to advise any Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower that might become known to any Guaranteed Party at any time, whether or not such Guaranteed Party knows or believes or has reason to know or believe that any such fact or change is unknown to any Guarantor, or might (or does) materially increase the risk of any Guarantor as guarantor, or might (or would) affect the willingness of any Guarantor to continue as a guarantor of the Guaranteed Obligations.

1.7           Payments; Application; Set-Off.

(i)          Each Guarantor agrees that, upon the failure of the Borrower to pay any Guaranteed Obligations when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), and without limitation of any other right or remedy that any Guaranteed Party may have at law, in equity or otherwise against such Guarantor, such Guarantor will, subject to the provisions of Section  1.1(ii), forthwith pay or cause to be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, an amount equal to the amount of the Guaranteed Obligations then due and owing as aforesaid.

(ii)         All payments made by each Guarantor hereunder will be made in Dollars to the Administrative Agent, without set-off, counterclaim or other defense and, in accordance with the Credit Agreement, free and clear of and without deduction for any Taxes, each Guarantor hereby agreeing to comply with and be bound by the provisions of the Credit Agreement in respect of all payments made by it hereunder.

(iii)         All payments made hereunder shall be applied in accordance with the provisions of Section 2.12 of the Credit Agreement.  For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Guaranteed Party that has entered into a Permitted Hedge Agreement with the Borrower or any of its Subsidiaries for a determination (which such Guaranteed Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Guaranteed Obligations owed to such Guaranteed Party under any such Permitted Hedge Agreement.  Unless it has actual knowledge (including by way of written notice from any such Guaranteed Party) to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Permitted Hedge Agreements or Guaranteed Obligations in respect thereof are in existence between any Guaranteed Party and the Borrower or any of its Subsidiaries.  If any Lender or Affiliate thereof that is a party to a Permitted Hedge Agreement with the Borrower or any of its Subsidiaries (the obligations of the Borrower under which are Guaranteed Obligations) ceases to be a Lender or Affiliate thereof, such former Lender or Affiliate thereof shall nevertheless continue to be a Guaranteed Party hereunder with respect to the Guaranteed Obligations under such Permitted Hedge Agreement.

Signature Page to Guaranty Agreement

(iv)         Upon and at any time after the occurrence and during the continuance of any Event of Default, each Guaranteed Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Guaranteed Party or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Credit Document to such Guaranteed Party, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Credit Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Guaranteed Party different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Guaranteed Party and their respective Affiliates under this subsection are in addition to other rights and remedies (including other rights of setoff) that such Guaranteed Parties or their respective Affiliates may have.  Each Guaranteed Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

1.8           No Waiver.  The rights and remedies of the Guaranteed Parties expressly set forth in this Guaranty and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default.  No course of dealing between any of the Guarantors and the Guaranteed Parties or any Related Party thereof shall be effective to amend, modify or discharge any provision of this Guaranty or any other Credit Document or to constitute a waiver of any Default or Event of Default.  No notice to or demand upon any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

1.9           Enforcement.  The Guaranteed Parties agree that, except as provided in Section  1.7(iv), this Guaranty may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Credit Agreement, and that no Guaranteed Party shall have any right individually to enforce or seek to enforce this Guaranty or to secure the payment and performance of the Guarantors’ obligations hereunder.  The obligations of each Guarantor hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought against each Guarantor whether or not action is brought against the Borrower or any other Guarantor and whether or not the Borrower or any other Guarantor is joined in any such action.  Each Guarantor agrees that to the extent all or part of any payment of the Guaranteed Obligations made by any Person is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by or on behalf of any Guaranteed Party to a trustee, receiver or any other party under any Insolvency Laws (the amount of any such payment, a “Reclaimed Amount”), then, to the extent of such Reclaimed Amount, this Guaranty shall continue in full force and effect or be revived and reinstated, as the case may be, as to the Guaranteed Obligations intended to be satisfied as if such payment had not been received; and each Guarantor acknowledges that the term “Guaranteed Obligations” includes all Reclaimed Amounts that may arise from time to time.

Signature Page to Guaranty Agreement

1.10           Amendments, Waivers, etc.  No amendment, modification, waiver, discharge or termination of, or consent to any departure by any Guarantor from, any provision of this Guaranty, shall be effective unless in a writing signed by the Administrative Agent and such of the Lenders as may be required under the provisions of the Credit Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

1.11           Addition, Release of Guarantors.  Each Guarantor recognizes that the provisions of the Credit Agreement require Persons that become Subsidiaries of the Borrower and that are not already parties hereto to become Guarantors hereunder (excluding any Foreign Subsidiary to the extent (and for as long as) doing so would cause adverse tax or regulatory consequences to the Borrower) by executing a Guarantor Accession, and agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the same, or by reason of the Administrative Agent’s actions in effecting the same or in releasing any Guarantor hereunder, in each case without the necessity of giving notice to or obtaining the consent of any other Guarantor.

1.12           Continuing Guaranty; Term; Successors and Assigns; Assignment; Survival.  This Guaranty is a continuing guaranty and covers all of the Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until satisfaction of all of the Termination Requirements (provided that the indemnification provisions of clause (B) of Section  1.1(i) shall survive any termination of this Guaranty), (ii) be binding upon and enforceable against each Guarantor and its successors and assigns (provided, however, that no Guarantor may sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders) and (iii) inure to the benefit of and be enforceable by each Guaranteed Party and its successors and permitted assigns.  Without limiting the generality of clause (iii) above, any Guaranteed Party may, in accordance with the provisions of the Credit Agreement, assign all or a portion of the Guaranteed Obligations held by it (including by the sale of participations), whereupon each Person that becomes the holder of any such Guaranteed Obligations shall (except as may be otherwise agreed between such Guaranteed Party and such Person) have and may exercise all of the rights and benefits in respect thereof granted to such Guaranteed Party under this Guaranty or otherwise.  Each Guarantor hereby irrevocably waives notice of and consents in advance to the assignment as provided above from time to time by any Guaranteed Party of all or any portion of the Guaranteed Obligations held by it and of the corresponding rights and interests of such Guaranteed Party hereunder in connection therewith.  All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Guaranty and any Guarantor Accession.

Signature Page to Guaranty Agreement

1.13           Governing Law; Consent to Jurisdiction; Appointment of Borrower as Representative, Process Agent, Attorney-in-Fact.

(i)            This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

(ii)           Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of courts of the state of New York and of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty or in any other Credit Document shall affect any right that any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Credit Document against any Guarantor or its properties in the courts of any jurisdiction.

(iii)          Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Credit Document in any court referred to in Section  1.13(ii).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iv)          Each Guarantor hereby irrevocably designates and appoints the Borrower as its designee, appointee and agent to receive on its behalf all service of process in any such action or proceeding and any other notice or communication hereunder, irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section  1.15, and irrevocably agrees that service so made shall be effective and binding upon such Guarantor in every respect and that any other notice or communication given to the Borrower at the address and in the manner specified herein shall be effective notice to such Guarantor.  Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any Guaranteed Party to bring any action or proceeding against any Guarantor in the courts of any other jurisdiction.

(v)           Further, each Guarantor does hereby irrevocably make, constitute and appoint the Borrower as its true and lawful attorney-in-fact, with full authority in its place and stead and in its name, the Borrower’s name or otherwise, and with full power of substitution in the premises, from time to time in the Borrower’s discretion to agree on behalf of, and sign the name of, such Guarantor to any amendment, modification or supplement to, restatement of, or waiver or consent in connection with, this Guaranty, any other Credit Document or any document or instrument pursuant hereto or thereto, and to take any other action and do all other things on behalf of such Guarantor that the Borrower may deem necessary or advisable to carry out and accomplish the purposes of this Guaranty and the other Credit Documents.  The Borrower will not be liable for any act or omission nor for any error of judgment or mistake of fact unless the same shall occur as a result of the gross negligence or willful misconduct of the Borrower.  This power, being coupled with an interest, is irrevocable by any Guarantor for so long as this Guaranty shall be in effect with respect to such Guarantor.  By its signature hereto, the Borrower consents to its appointment as provided for herein and agrees promptly to distribute all process, notices and other communications to each Guarantor.

Signature Page to Guaranty Agreement

1.14           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

1.15           Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: (a) if to any Guarantor, in care of the Borrower and at the Borrower’s address for notices set forth in the Credit Agreement, and (b) if to any Guaranteed Party, at its address for notices set forth in the Credit Agreement; in each case, as such addresses may be changed from time to time pursuant to the Credit Agreement, and with copies to such other Persons as may be specified under the provisions of the Credit Agreement.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in the Credit Agreement shall be effective as provided therein.

1.16           Severability.  To the extent any provision of this Guaranty is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guaranty in any jurisdiction.

1.17           Construction.  The headings of the various sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.  Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

Signature Page to Guaranty Agreement

1.18           Counterparts; Effectiveness.  This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Guaranty shall become effective, as to any Guarantor, upon the execution and delivery by such Guarantor of a counterpart hereof or a Guarantor Accession.

IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed under seal by their duly authorized officers as of the date first above written.

INTERCONTINENTALEXCHANGE, INC.

By:
Name:
Title:

[NAME OF GUARANTOR]
[NAME OF GUARANTOR]
[REPEAT]

By:

Title:

Accepted and agreed to:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Signature Page to Guaranty Agreement

EXHIBIT A

GUARANTOR ACCESSION

THIS GUARANTOR ACCESSION (this “Accession”), dated as of _____________, ____, is executed and delivered by [NAME OF NEW GUARANTOR], a ______________ corporation (the “New Guarantor”), pursuant to the Guaranty Agreement referred to hereinbelow.

Reference is made to the Credit Agreement, dated as of August 26, 2010, among INTERCONTINENTALEXCHANGE, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto, the Administrative Agent and the Syndication Agent (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”).  In connection with and as a condition to the initial and continued extensions of credit under the Credit Agreement, the Borrower and certain of its Subsidiaries have executed and delivered a Guaranty Agreement, dated as of August 26, 2010 (as amended, modified, restated or supplemented from time to time, the “Guaranty Agreement”), pursuant to which such Subsidiaries have guaranteed the payment in full of the obligations of the Borrower under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement).  Capitalized terms used herein without definition shall have the meanings given to them in the Guaranty Agreement.

The Borrower has agreed under the Credit Agreement to cause each of its future Subsidiaries (excluding any Foreign Subsidiary to the extent (and for as long as) doing so would cause adverse tax or regulatory consequences to the Borrower) to become a party to the Guaranty Agreement as a guarantor thereunder.  The New Guarantor is a Subsidiary of the Borrower.  The New Guarantor will obtain benefits as a result of the continued extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desire to execute and deliver this Accession.  Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to continue to extend credit to the Borrower under the Credit Agreement, the New Guarantor hereby agrees as follows:

1.           The New Guarantor hereby joins in and agrees to be bound by each and all of the provisions of the Guaranty Agreement as a Guarantor thereunder.  In furtherance (and without limitation) of the foregoing, pursuant to Section 1.1 of the Guaranty Agreement, the New Guarantor hereby irrevocably, absolutely and unconditionally, and jointly and severally with each other Guarantor, guarantees to the Guaranteed Parties the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all of the Guaranteed Obligations, and agrees to pay or reimburse upon demand all other obligations of the Guarantors under the Guaranty Agreement, all on the terms and subject to the conditions set forth in the Guaranty Agreement.

2.           The New Guarantor hereby represents and warrants that after giving effect to this Accession, each representation and warranty related to it contained in the Credit Agreement qualified as to materiality is true and correct and each not so qualified is true and correct in all material respects, in each case with respect to the New Guarantor as of the date hereof.

3.           This Accession shall be a Credit Document (within the meaning of such term under the Credit Agreement), shall be binding upon and enforceable against the New Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by each Guaranteed Party and its successors and permitted assigns.  This Accession and its attachments are hereby incorporated into the Guaranty Agreement and made a part thereof.

IN WITNESS WHEREOF, the New Guarantor has caused this Accession to be executed under seal by its duly authorized officer as of the date first above written.

[NAME OF NEW GUARANTOR]

By:

Title:

Signature Page to Guaranty Agreement

EXHIBIT F

FINANCIAL CONDITION CERTIFICATE

THIS FINANCIAL CONDITION CERTIFICATE (this “Certificate”) is delivered pursuant to the Credit Agreement, dated as of August 26, 2010 (the “Credit Agreement”), among INTERCONTINENTALEXCHANGE, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

The undersigned hereby certifies for and on behalf of the Borrower as follows:

1.1           Capacity.  The undersigned is, and at all pertinent times mentioned herein has been, the duly qualified and acting chief financial officer of the Borrower, and in such capacity has responsibility for the management of the Borrower’s financial affairs and for the preparation of the Borrower’s financial statements.  The undersigned has, together with other officers of the Borrower, acted on behalf of the Borrower in connection with the negotiation and consummation of the Credit Agreement, the initial extensions of credit made under the Credit Agreement, and the other transactions described therein.

1.2           Procedures.  For purposes of this Certificate, the undersigned has, as of or prior to the date hereof, undertaken the following activities in connection herewith:

(a)	The undersigned has carefully reviewed the following:

(i)	the contents of this Certificate;

(ii)	the Credit Agreement (including the exhibits and schedules thereto); and

(iii)	the audited and unaudited financial statements of the Borrower and its Subsidiaries referred to in Section 4.11(a) of the Credit Agreement.

(b)
Additionally, the undersigned has prepared or supervised the preparation of and has reviewed projected consolidated balance sheets and statements of income and cash flows of the Borrower and its Subsidiaries prepared on an annual basis through the end of fiscal year 2013, copies of which projected financial statements are attached hereto as Annex A (the “Projections”).

(c)
The undersigned, together with the other officers and personnel of the Borrower and its Subsidiaries who were principally and directly involved in the preparation of the Projections, have relied on historical financial and other information and upon information with respect to sales, costs and other data obtained in discussions with executive officers of the Borrower and other officers and supervisory personnel directly and primarily responsible for the various operations involved.  The undersigned has reexamined the Projections as of the date hereof, and has considered the continuing reasonableness of the assumptions set forth therein and the effect thereon of any changes since the date of preparation thereof on the financial condition set forth and the results projected therein.

3

(d)
The undersigned has made inquiries of certain other officers and personnel of the Borrower and its Subsidiaries with responsibility for financial and accounting matters regarding (i) whether the unaudited financial statements described in paragraph 1.2(a)(iii) above are in conformity with GAAP applied on a basis consistent with that of the audited financial statements described in paragraph 2.1(c) above (subject to the absence of footnotes required by GAAP and subject to normal year-end adjustments), and whether notes omitted from such unaudited financial statements would have disclosed any new information that would be necessary to make the statements contained therein, taken as a whole, not misleading, and (ii) whether such persons were aware of any events or conditions that, as of the date hereof, would cause the statements made in paragraph 1.2 below to be untrue in any material respect.

(e)	With respect to any contingent liabilities of the Borrower and its Subsidiaries on a pro forma basis after giving effect to the transactions contemplated by the Credit Agreement, the undersigned:

(i)
has inquired of certain officers and other personnel of the Borrower and its Subsidiaries who have responsibility for the legal, financial and accounting affairs of the Borrower and its Subsidiaries, as to the existence and estimated amounts of all contingent liabilities known to them;

(ii)
has confirmed with senior accounting officers of the Borrower that, to the best of such officers’ knowledge, (A) all appropriate items have been included in contingent liabilities made known to the undersigned in the course of the inquiry of the undersigned in connection herewith, and (B) the amounts relating thereto were the maximum estimated amounts of liability reasonably likely to result therefrom as of the date hereof, and

(iii)
confirms that, to the best of the undersigned’s knowledge, all material contingent liabilities that may arise from any pending litigation, asserted claims and assessments, guarantees, uninsured risks, and other relevant contingencies and circumstances have been considered in making the certification set forth herein, and with respect to each such contingent liability the maximum estimated amount of liability with respect thereto was used in making such certification.

(f)	The undersigned has conferred with counsel to the Borrower for the purpose of discussing the meaning of the contents of this Certificate.

4

1.3           Certifications.  Based on the foregoing, the undersigned hereby certifies as follows:

(a)
The Borrower and its Subsidiaries, taken as a whole, are not insolvent now, and the incurrence by the Borrower and its Subsidiaries of their respective liabilities and obligations pursuant to the Credit Agreement and the other Credit Documents and the initial extensions of credit made under the Credit Agreement, the payment of transaction fees and expenses related to the foregoing and the consummation of the other transactions contemplated thereby will not render them insolvent taken as a whole.  The undersigned understands that, in this context, (i) ”insolvent” means that the present fair saleable value of assets is less than the amount that will be required to be paid on or in respect of the existing debts as such debts mature in the ordinary course, (ii) ”fair value” of assets means the aggregate amount that could be realized within a reasonable time, either through collection or sale of such assets at the regular market value as an ongoing business, conceiving of the latter as the amount that could be obtained for the property in question within such period by a capable and diligent seller from an interested buyer who is willing to purchase under ordinary selling conditions, and (iii) ”debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, including any guaranty or other contingent obligation.

(b)
The undersigned reasonably believes that, by the incurrence of their respective liabilities and obligations pursuant to the Credit Agreement and the other Credit Documents and the initial extensions of credit made under the Credit Agreement, the payment of transaction fees and expenses related to the foregoing and the consummation of the other transactions contemplated thereby, the Borrower and its Subsidiaries, taken as a whole, will not incur debts beyond their ability to pay as they mature in the ordinary course (taking into account the timing and amounts of cash to be payable on or in respect of such debts).  The foregoing conclusion is based in part on the Projections, which demonstrate that the cash flow of the Borrower and its Subsidiaries, after taking into account all anticipated uses of cash of each such Person, will at all times be sufficient to pay all amounts on or in respect of Indebtedness of such Persons when such amounts are required, in the ordinary course, to be paid (including without limitation scheduled payments pursuant to the Credit Agreement).  The undersigned has concluded that the realization of current assets in the ordinary course of business should be sufficient to pay recurring current debt, short-term debt and long-term debt as such debts mature in their ordinary course, that the cash flow (including earnings plus non-cash charges to earnings) should be sufficient to provide cash necessary to repay loans made under the Credit Agreement and other long-term indebtedness as such debt matures in its ordinary course, and that the Borrower should have sufficient availability under the Credit Agreement to satisfy its working capital and short-term liquidity requirements.

5

(c)
After giving effect to the initial extensions of credit made under the Credit Agreement , the payment of transaction fees and expenses related to the foregoing and the consummation of the other transactions contemplated thereby, the assets of the Borrower and its Subsidiaries, taken as a whole, do not constitute “unreasonably small capital” (within the meaning of Section 548(a) of the Bankruptcy Code, 11 U.S.C. Section 548(a)) for such Persons to carry on their businesses as now conducted and as proposed to be conducted, taking into account the particular capital requirements of the businesses conducted and to be conducted by them and the availability of capital in respect thereof (with reference to, without limitation, the Projections and the Borrower’s available credit capacity).

(d)
Neither the Borrower nor any of its Subsidiaries have executed the Credit Agreement or any other documents mentioned therein, or made any transfer or incurred any obligations thereunder, with intent to hinder, delay or defraud either present or future creditors of such Person.

(e)
The statements made herein by the undersigned are based upon the personal knowledge of the undersigned, or upon reports and other information given to the undersigned by supervisory personnel of the Borrower having principal and direct responsibility for the reports and information given, and who in the opinion of the undersigned are reliable and entitled to be relied upon.  The statements made herein are made in good faith and, to the best of the knowledge and belief of the undersigned, and subject to the assumptions set forth in Annex A, are reasonable in all material respects.

(f)           The undersigned understands that the Lenders have performed their own review and analysis of the financial condition of the Borrower and its Subsidiaries, but that the Lenders are relying on the foregoing statements in connection with the extension of credit to the Borrower pursuant to the Credit Agreement.

Executed on behalf of the Borrower as of the date first written above.

INTERCONTINENTALEXCHANGE, INC.

By:

Name:
Title:

6

DISCLOSURE SCHEDULES

CREDIT AGREEMENT
among

INTERCONTINENTALEXCHANGE, INC.,
as Borrower

THE LENDERS NAMED THEREIN,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

and

BANK OF AMERICA, N.A.
as Syndication Agent

$400,000,000 Senior Term Loan Facility

Dated as of August 26, 2010

Attached hereto are the Borrower’s “Schedules” as contemplated by the Credit Agreement of even date herewith (the “Agreement”), by and among IntercontinentalExchange, Inc., a Delaware corporation (the “Borrower” or “ICE”), the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent, and Bank of America N.A., as Syndication Agent.  Capitalized terms used, but not otherwise defined herein, have the meanings given to such terms in the Agreement.

The disclosures on the Borrower’s Schedules may be over-inclusive, considering the materiality standard contained in, and the disclosures required by, the provisions of the Agreement corresponding to the respective disclosure schedule, and the fact that any item or matter is disclosed on the attached Schedules shall not be deemed to set or establish different standards of materiality or required disclosures from those set forth in the corresponding provisions of the Agreement.  Furthermore, the disclosure of any item or information in the Schedules is not an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material, is required to have been disclosed herein, or is of a nature that would have a Material Adverse Effect.

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Schedule 1.1(a)

Commitments and
Notice Addresses

Commitments

Lender	Dollar Commitment
Wells Fargo Bank, National Association	$32,000,000
Bank of America, N.A.	$32,000,000
Bank of Montreal	$32,000,000
Fifth Third Bank	$24,000,000
Mizuho Corporate Bank (USA)	$24,000,000
Regions Bank	$24,000,000
U.S. Bank, N.A.	$24,000,000
United Overseas Bank Limited, New York Agency	$24,000,000
Compass Bank	$20,000,000
Societe Generale	$20,000,000
The Bank of Nova Scotia	$20,000,000
Bank of Tokyo-Mitsubishi UFJ Ltd., New York Branch	$20,000,000
Bank of Communications Co., Ltd., New York Branch	$16,000,000
Deutsche Bank AG New York Branch	$12,000,000
Morgan Stanley Bank, N.A.	$12,000,000
The Bank of East Asia, Limited, Los Angeles Branch	$12,000,000
Chinatrust Commercial Bank Ltd., New York Branch	$8,000,000
Hua Nan Commercial Bank, Ltd., New York Agency	$8,000,000
Mega International Commercial Bank New York Branch	$8,000,000
Taipei Fubon Commercial Bank, Co., Ltd.	$8,000,000
Taiwan Business Bank	$8,000,000
Taiwan Cooperative Bank, Los Angeles Branch	$8,000,000
The Chiba Bank, Ltd., New York Branch	$4,000,000
Total	$400,000,000

Notice Addresses

Party	Address
Borrower	IntercontinentalExchange, Inc. 2100 River Edge Parkway, Suite 500 Atlanta, Georgia 30328 Attention: Legal Department Telephone: (770) 738-2106 Telecopy: (770) 857-4755

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Wells Fargo Bank, National Association
Instructions for wire transfers to the Administrative Agent:

Wells Fargo Bank, National Association
ABA Routing No. 053000219
Charlotte, North Carolina
Account Number:  01459670001944
Account Name:  IntercontinentalExchange Inc
Attention:  Agency Services Clearing Acct.

Address for notices as Administrative Agent:
Wells Fargo Bank, National Association
1525 W.T. Harris Blvd.
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone:  (704) 383-3721
Telecopy:  (704) 383-0288

with a copy to:

Wells Fargo Bank, National Association
171 17th Street, N.W.
Atlanta, Georgia 30363
Mailcode GA4507
Attention: Elaine Eaton
Telephone: (404) 214-3627
Telecopy: (404) 861-0604
Attention: Mendel Lay
Telephone: (404) 214-3849
Telecopy: (404) 214-3861

9

Schedule 4.1
Corporate Organizations and Power

Borrower	Jurisdiction of Organization
IntercontinentalExchange, Inc.	Delaware
Subsidiary Guarantors
Chatham Energy, LLC	Delaware
Creditex Group Inc.	Delaware
Creditex Holdco, LLC	Delaware
Creditex LLC	Delaware
Creditex Securities Corporation	Delaware
CreditTrade Inc.	Delaware
ICE Data Investment Group, LLC	Delaware
ICE Data Management Group, LLC	Delaware
ICE Data, LP	Delaware
ICE Futures U.S., Inc. (formerly known as CFC Acquisition Co.)	Delaware
ICE Markets, Inc.	Delaware
ICE US Holding Company GP LLC	Delaware
IntercontinentalExchange International, Inc.	Delaware
ICE Processing, LLC	Delaware
YellowJacket, Inc.	Delaware
eCOPS, LLC	New York
ICE Clear US, Inc. (formerly known as New York Clearing Corporation)	New York
ICE UK GP,LLC	Delaware
ICE UK LP, LLC	Delaware
TradeCapture OTC Holdings, Inc.	Delaware
TradeCapture OTC Corp.	Connecticut
Tap & Trade, Inc.	Connecticut
Chicago Climate Exchange, Inc	Delaware
Chicago Climate Futures Exchange, LLC	Delaware

10

Schedule 4.4

Governmental and Third-Party Authorization; Permits

None.

Schedule 4.5

Litigation

U.S. Department of Justice Antitrust Division Investigation of Credit Derivatives Market

The Borrower  received a letter dated August 11, 2009 from the U.S. Department of Justice (the “DOJ”) that included a Civil Investigative Demand (“CID”) requiring the Borrower to produce certain documents and answer certain interrogatories related to the credit derivatives market.  The Borrower operates businesses in the credit derivatives market in the U.S. through its Creditex division and through the operation of ICE Trust U.S., its U.S. credit default swap (“CDS”) clearing house and ICE Clear Europe, its European CDS clearing house.  In connection with the acquisition of The Clearing Corporation (“TCC”) and the concurrent establishment of ICE Trust U.S., the Borrower entered into agreements with the various dealer/owners of TCC regarding the formation and operation of ICE Trust U.S.  The CID seeks information and documents as part of an Antitrust Division industry investigation into violations of Sections 1 and 2 of the Sherman Act.  The purpose of the CID is to investigate whether there has been or may be a violation of the Sherman Act “by conduct, activities, or proposed action of the following nature: agreements restraining competition in credit derivatives trading, processing, clearing, and information services, attempts to monopolize/monopoly maintenance of credit derivative information services.”

Information and documents requested by the CID are being provided to the DOJ on a rolling basis.

11

Amirsaleh v. Board of Trade of the City of New York, Inc. and IntercontinentalExchange, Inc.

This action was filed by a former NYBOT equity member in the Court of Chancery of the State of Delaware, New Castle County, on March 22, 2007, asserting that NYBOT breached the terms of the Merger Agreement between NYBOT and the Borrower, and breached the duty of good faith and fair dealing implicit in every contract, by allegedly failing to give plaintiff timely notice of the election deadline with respect to the merger consideration that would be paid to NYBOT equity members. The Plaintiff seeks shares of the Borrower’s stock in an amount equal to the amount received by any member who made an all stock election, and seeks the issuance to him of two NYBOT trading memberships, which were not issued following the merger due to plaintiff’s failure to own and pledge the shares of the Borrower’s stock that were a pre-requisite to the issuance of such memberships.

The Borrower and NYBOT filed an Answer to the Complaint on April 23, 2007, denying the essential allegations and asserting as affirmative defenses that (1) the Complaint fails to state a claim upon which relief can be granted, (2) plaintiff’s claims and requests for relief are barred by the doctrines of waiver, estoppel and/or acquiescence, (3) plaintiff lacks standing to assert claims for breach of the merger agreement, and (4) failure to take reasonable steps to mitigate the damages claimed. A motion for Judgment on the Pleading or in the alternative, for Summary Judgment was filed by defendants on June 11, 2008 and was decided on September 11, 2008. The court granted the motion insofar as the breach of contract claim was concerned and denied it with respect to the claim based on the implied covenant of good faith and fair dealing because the Court found there to be issues of fact in dispute that precluded the grant of summary judgment as a procedural matter. Following the conclusion of discovery, Plaintiff filed a motion for Summary Judgment that was denied on November 9, 2009. The trial was held on November 16-18th, and the Court issued a decision and Order in favor of defendants, dismissing the Complaint with prejudice, on January 19, 2010. Plaintiff appealed the Court’s decision to the Supreme Court of Delaware, which has decided to hear oral argument en banc.  The en banc hearing was scheduled for August 25, 2010 but that date has been postponed due to conflicts and a new date has not yet been scheduled.

SEC Inquiry

In November 2008, Creditex received a subpoena from the Securities and Exchange Commission (“SEC”) requiring production of data and communications regarding transactions in certain named financial credit default swaps during the period September 1 through September 19, 2008, specifically: a schedule reflecting all CDS transactions brokered by Creditex in the named financial sector CDS during the relevant period, all bids and offers received by Creditex with respect to such financial CDS during the relevant period, and any communications with respect to the foregoing.  Creditex responded to this request on December 19, 2008.  Additionally, in January 2009, Creditex received a verbal request from the SEC to produce all documentation and information given to the New York Attorney General (“NYAG”) in connection with a prior NYAG investigation.   Creditex responded to this request on February 6, 2009.

No further requests have been made by the SEC since January 2009.

12

Financial and Energy Exchange Limited (“FEX”)

Pursuant to the Clearing Services Agreement (CSA), FEX owes TCC approximately $833,333.00.  TCC issued a notice to FEX terminating the CSA for material breach given FEX’s failure to pay invoiced amounts owed.

FEX responded that TCC’s termination was invalid because FEX is disputing the moneys invoiced by TCC.  FEX alleged that TCC repeatedly failed to perform the services under the CSA.  FEX further alleged that while previous invoices have been paid by FEX with respect to implementation fees, TCC did not earn the implementation fees and that FEX is entitled to recover those moneys or recover damages from TCC for its breaches of the CSA in failing to provide the services in accordance with the CSA’s terms.  FEX alleged that among other breaches, TCC has failed to take any steps to progress its application for a Clearing and Settlement Facility License from the Australian Securities and Investments Commission.  FEX invited TCC to withdraw its termination and asked TCC to confirm such, in writing, by May 11, 2009. FEX cited the non-compete provision of the CSA and has asked TCC to confirm, in writing, that it is not providing competing clearing services within Australia or New Zealand to ICE Trust or its affiliates.  FEX raised a concern that following TCC’s acquisition by ICE, TCC may have acted, or is continuing to act, in breach of the confidentiality provisions of the CSA.  FEX reserved its right to apply to the Supreme Court of South Wales for relief including declarations that TCC is not entitled to terminate the CSA; damages for TCC’s wrongful repudiation; injunctions to prevent TCC from acting in breach the non-compete provision of the CSA; and damages for any breach of the confidentiality provisions.

TCC responded to FEX and denied FEX’s allegations that TCC is in breach of the CSA.  TCC also referenced the numerous occasions when FEX had indicated, in writing, that it was not disputing amounts owed and that its delay in paying the outstanding invoices was merely the results of funding issues.  TCC also challenged FEX’s assertion of its right to seek relief before the Supreme Court of New South Wales and TCC wrote that the appropriate jurisdiction for any dispute would be a court in Chicago, Illinois.

On August 18, 2009, FEX wrote that it is of the view that, when TCC issued invoices to FEX, FEX was entitled to dispute those invoices on the basis that TCC had failed to perform its obligations under the Agreement. In its letter, FEX alleges that TCC has wrongfully repudiated the Agreement and that FEX is entitled to recover damages from TCC to compensate FEX for:

(a)	The loss of value for the moneys already paid by FEX to TCC under the Agreement, totaling AUD $2,514,680; and
(b)
the loss of value suffered by FEX as a result of the delay in commencement of operation of the “FEX Exchange”, which delay was brought about by TCC’s failure to perform its obligations under the Agreement.  Currently, FEX expects that the net present value of the impact of delays well exceeds AUD$12,000,000.

FEX also maintains that TCC made representations as to TCC’s status as an independent clearing house and that subsequent events demonstrate that TCC is not an independent clearing house.

13

FEX indicated that it also will consider an action for contravention by TCC of section 52 of the TRADE Practices Act as an alternative to the action for damages discussed herein.  FEX considers that it would be entitled to recover from TCC a similar quantum of damages on the basis of this cause of action as would be recoverable on a cause of action against TCC for breach of the Agreement (AUD$14,514,680).

On or about August 31, 2009, TCC filed a Complaint against FEX in the United States District Court for the Northern District of Illinois, Eastern Division seeking damages and declaratory relief.  Specifically, TCC’s Complaint seeks to recover $833,313 in fees due from FEX and a declaratory judgment that the CSA was properly terminated and that the non-compete provision contained in the CSA does not survive the CSA’s termination.  On November 6, 2009, FEX filed a Motion to Dismiss TCC’s Complaint.  FEX contends that the United States District Court lacks personal jurisdiction over FEX.

On January 8, 2010, TCC filed its Response in Opposition to FEX’s Motion to Dismiss TCC’s Complaint.  On January 29, 2010, FEX filed its Reply in Support of its Motion to Dismiss The Clearing Corporation’s Complaint.

On February 18, 2010, the judge ruled in favor of TCC, and denied Defendant FEX’s Motion to Dismiss.  On March 17, 2010, FEX filed an answer to TCC’s complaint and a counterclaim against TCC alleging fraudulent misrepresentation, breach of contract, unjust enrichment, and violation of the Illinois Deceptive Trade Practices Act.  FEX is claiming approximately $2,010,000.00 in compensatory damages and unspecified amount of punitive damages and legal fees.  TCC is disputing the claim and denies any liability.

On April 7, 2010, TCC filed its Motion to Dismiss Counts I (fraudulent misrepresentation) and IV (Illinois Consumer Fraud Act) of the FEX Counterclaim.  On May 13, 2010, FEX filed its Response to the TCC Motion to Dismiss Counts I and IV of FEX’s Counterclaim.  On June 10, 2010, TCC filed its Reply in Further Support of its Motion to Dismiss Counts I and IV of FEX’s Counterclaim. On July 16, 2010, Judge Zagel denied TCC’s motion to dismiss Counts I and IV.

TCC has until August 27, 2010 to file its answer to the FEX Counterclaim and a status date of September 30, 2010 has been scheduled.

Trading Privilege Holder Correspondence

Chicago Climate Futures Exchange LLC (“CCFE”) received a letter dated June 21, 2010 from Mr. Richard Barnett on behalf of Greenscene, LLC (“Greenscene”), a CCFE Trading Privilege Holder (“TPH”), regarding the acquisition by IntercontinentalExchange, Inc. (“ICE”) of Climate Exchange plc (“CLE”) (ultimate parent company of CCFE).  Greenscene states in its letter that it is disappointed in the handling of TPHs in the acquisition – and requests further information on how ICE intends to compensate TPHs for their contributed capital to CCFE.  In brief, Greenscene argues that TPHs are capital providers to CCFE and are in a similar position to public equity investors in CLE – and should be compensated in the acquisition similar to CLE equity investors. Greenscene’s letter lists 32 other TPHs that purportedly have read and agree with the spirit and content of the letter.  Greenscene also filed a complaint with The Panel on Takeovers and Mergers (the “Panel”) and requested that the Panel not approve the acquisition of CLE by ICE.  It is CLE’s position that CCFE TPHs have no equity rights in relation to CLE and, therefore, TPHs are not in a similar position to public equity investors in CLE.

14

In addition to the Greenscene letter, CCFE has been contacted by other TPHs requesting information regarding the impact of the acquisition on TPHs.  The Panel agreed with CLE’s position that TPHs do not have an equity position in CLE and, as a result, the Panel elected not to pursue Greenscene’s complaint.  The acquisition of CLE by ICE was approved by the High Court of the Isle of Man on July 7, 2010.

Schedule 4.7
Subsidiaries

The Borrower is the 100% direct owner of the following domestic entities:

1.	IntercontinentalExchange International, Inc. (“ICE International”)
2.	ICE Markets, Inc. (“ICE Markets”)
3.	ICE Data Management Group, LLC (“ICE Management”)
4.	ICE Data Investment Group, LLC (“ICE Investment”)
5.	ICE Futures U.S., Inc. (“ICE Futures”)
6.	Chatham Energy, LLC
7.	YellowJacket, Inc.
8.	Creditex Holdco, LLC
9.	ICE US Holding Company GP LLC
10.	TradeCapture OTC Holdings, Inc.

The Borrower is the 100% indirect owner (except as indicated below) of the following domestic entities:

1.	Creditex Group, Inc. (100 % owned by Creditex Holdco, Ltd.)
2.	ICE Data, LP (ICE Management is the direct 1% owner; ICE Investment is the direct 99% owner)
3.	ICE Clear US, Inc. (100 % owned by ICE Futures)
4.	eCOPS, LLC (100 % owned by ICE Futures)
5.	The Clearing Corporation (100 % owned by ICE US Holding Company L.P.)
6.	ICE US Trust LLC (100 % owned by ICE US Holding Company L.P.)
7.	QW Holdings LLC (50.11% owner is Creditex Group Inc and 49.89% owners are other third party investors)
8.	Q-WIXX B Sub LLC (100% owned by QW Holdings LLC)
9.	ICE Processing, LLC (100% owned by Creditex Group Inc.)
10.	Creditex LLC (100% owned by Creditex Group Inc.)
11.	CreditTrade Inc. (100% owned by Creditex Group Inc.)
12.	Creditex Securities Corporation (100% owned by CreditTrade Inc.)
13.	ICE UK GP, LLC (100% owned by IntercontinentalExchange International, Inc.)
14.	ICE UK LP, LLC (100% owned by IntercontinentalExchange International, Inc.)
15.	Chicago Climate Exchange Inc. (100% owed by Climate Exchange plc)

15

16.	Chicago Climate Futures Exchange LLC (100% owned by Chicago Climate Exchange, Inc.)
17.	TradeCapture OTC Corp. (100 % owned by TradeCapture OTC Holdings)
18.	Tap & Trade, Inc. (100 % owned by TradeCapture OTC Corp.)

Borrower is the 100% direct owner (except as indicated below) of the following foreign entities:

1.
ICE US Holding Company LP (ICE US Holding Company GP LLC, ICE & Creditex Group, Inc. collectively own approximately 51% of the limited partnership interests and other third party investors own approximately 49% of the limited partnership interests and ICE US Holding Company GP LLC owns 100% of the general partnership interests)

2.	ICE Markets Corporation (100 % owned by ICE Markets)
3.	ICE Netherlands B.V. (100 % owned by Aether Ios Limited)
4.	5509794 Manitoba, Inc. (100 % owned by ICE Netherlands B.V.)
5.	ICE Futures Canada, Inc. (“ICE Futures Canada”) (100 % owned by 5509794 Manitoba, Inc.)
6.	ICE Clear Canada, Inc. (100 % owned by ICE Futures Canada)
7.	Canadian Climate Exchange, Inc. (100 % owned by ICE Futures Canada)
8.	ICE Services Canada, Inc. (100 % owned by ICE Futures Canada)
9.	Aether Ios Limited (100 % owned by ICE Europe Parent Limited)
10.	IntercontinentalExchange Holdings (Aether Ios Limited is >99% owner and ICE International is <1% owner)
11.	Climate Exchange plc (Aether Ios Limited 95.2% and ICE Holdings 4.8% owner)
12.	Climate Spot Markets Limited (100 % owned by Climate Exchange plc)
13.	European Climate Exchange Limited (Ireland) (Climate Exchange plc 49% and Chicago Climate Exchange 51%)
14.	European Climate Exchange Limited (UK) (100 % owned by European Climate Exchange Limited Ireland)
15.	Climate Exchange (Europe) Limited (100 % owned by European Climate Exchange Limited UK)
16.	Insurance Futures Exchange Services Limited (100 % owned by Climate Exchange (Europe) Limited)
17.	ICE Markets Limited (100 % owned by IntercontinentalExchange Holdings)
18.	ICE Clear Europe Limited (100 % owned by IntercontinentalExchange Holdings)
19.	ICE Clear UK Limited (100 % owned by IntercontinentalExchange Holdings)
20.	ICE Futures Holdings Limited (100 % owned by IntercontinentalExchange Holdings)
21.	IntercontinentalExchange Technologies Limited (100 % owned by IntercontinentalExchange Holdings)
22.	International Petroleum Exchange of London Limited (100 % owned by IntercontinentalExchange Holdings)
23.	IPE Holdings Limited (100 % owned by IntercontinentalExchange Holdings)
24.	ICE Education Limited (100 % owned by ICE Futures Holdings Ltd.)
25.	International Petroleum Exchange Limited (100 % owned by ICE Futures Holdings Ltd.)

16

26.	ICE Futures Holdco No. 1 (100 % owned by ICE Futures Holdings Ltd.)
27.	ICE Futures Holdco No. 2 (100 % owned by ICE Futures Holdings Ltd.)
28.	ICE Futures Europe (ICE Futures Holdco No. 1 Limited 99% owner and ICE Futures Holdco No. 2 Limited 1% owner)
29.	ICE Futures Limited (100% owned by ICE Futures Europe)
30.	ICE Data Services Limited (100% owned by ICE Futures Holdings Ltd.)
31.	ICE Data Holdings Limited (ICE Data Services Ltd. 80% and ICE Holdings 20%)
32.	ICE Data LLP (ICE Data Holdings Limited is 99% owner and IntercontinentalExchange Holdings is 1% owner)
33.	Q-WIXX International Limited (100% owned by Q-WIXX B Sub LLC)
34.	ICE Processing International, Limited (100% owned by Aether Ios Limited)
35.	Creditex U.K. Limited (100% owned by Aether Ios Limited)
36.	Creditex Brokerage LLP (100% owned by Aether Ios Limited)
37.	Creditex Singapore PTE. Ltd. (100% owned by CreditTrade, Inc.)
38.	ICE Europe Partners LP (ICE UKGP, LLC is 99% owner and ICE UK LP, LLC is 1% owner)
39.	ICE Europe Parent Limited (100 % owned by ICE Europe Partners LP)

The Borrower is the 100% direct owner of the following foreign entities:

1.	Creditex Holdco Ltd.

Schedule 4.19

Material Contracts

1.
Agreement and Plan of Merger by and among IntercontinentalExchange, Inc., Columbia Merger Corporation, Creditex Group Inc. and TA Associates, Inc. dated June 3, 2008 (incorporated by reference to Exhibit 10.1 to ICE’s Quarterly Report on Form 10-Q, filed with the SEC on August 4, 2008, File No. 001-32671).

2.
Amendment to Agreement and Plan of Merger, dated as of August 26, 2008, to the Agreement and Plan of Merger, dated as of June 3, 2008, by and among ICE, MergerCo, Creditex and the Stockholders’ Representative (incorporated by reference to Exhibit 10.1 to ICE’s Current Report on Form 8-K, filed with the SEC on September 2, 2008, File No. 001-32671).

3.
Agreement and Plan of Merger by and among The Clearing Corporation (“TCC”), a Delaware corporation, ICE US Holding Company L.P. (“Holdco”), a Cayman Islands exempted limited partnership and subsidiary of IntercontinentalExchange, Inc., Pony Merger Sub LLC, a Delaware limited liability company, IntercontinentalExchange, Inc., and TCC Stockholders Representative LLC, a Delaware limited liability company (solely in the capacity as representative of the former TCC stockholders) dated as of March 6, 2009 (incorporated by reference to Exhibit 2.1 to ICE’s Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2009, File No. 001-32671).

4.
Employment Agreement, dated as of December 31, 2008, between IntercontinentalExchange, Inc. and Jeffrey C. Sprecher (incorporated by reference to Exhibit 10.1 to ICE’s Current Report on Form 8-K, filed with the SEC on January 7, 2009, File No. 001-32671).

17

5.
Employment Agreement, dated as of December 31, 2008, between Intercontinental-Exchange, Inc. and Charles A. Vice (incorporated by reference to Exhibit 10.2 to ICE’s Current Report on Form 8-K, filed with the SEC on January 7, 2009, File No. 001-32671).

6.
Employment Agreement, dated as of December 31, 2008, between Intercontinental-Exchange, Inc. and David S. Goone (incorporated by reference to Exhibit 10.3 to ICE’s Current Report on Form 8-K, filed with the SEC on January 7, 2009, File No. 001-32671).

7.
Employment Agreement, dated as of December 31, 2008, between Intercontinental-Exchange, Inc. and Edwin D. Marcial (incorporated by reference to Exhibit 10.4 to ICE’s Current Report on Form 8-K, filed with the SEC on January 7, 2009, File No. 001-32671).

8.
Amended and Restated Employment Agreement, dated May 26, 2010 between IntercontinentalExchange, Inc. and Scott A. Hill (incorporated by reference to Exhibit 10.1 to ICE’s Current Report on Form 8-K, filed with the SEC on May 26, 2010, File No. 001-32671).

9.
IntercontinentalExchange, Inc. 2000 Stock Option Plan, as amended effective December 31, 2008 (incorporated by reference to Exhibit 10.6 to ICE’s Annual Report on Form 10-K, filed with the SEC on February 11, 2009, File No. 001-32671).

10.
IntercontinentalExchange, Inc. 2003 Restricted Stock Deferral Plan for Outside Directors, as amended effective December 31, 2008 (incorporated by reference to Exhibit 10.7 to ICE’s Annual Report on Form 10-K, filed with the SEC on February 11, 2009, File No. 001-32671).

11.
IntercontinentalExchange, Inc. 2004 Restricted Stock Plan, as amended effective December 31, 2008 (incorporated by reference to Exhibit 10.8 to ICE’s Annual Report on Form 10-K, filed with the SEC on February 11, 2009, File No. 001-32671).

12.
IntercontinentalExchange, Inc. 2005 Equity Incentive Plan, as amended effective December 31, 2008 (incorporated by reference to Exhibit 10.9 to ICE’s Annual Report on Form 10-K, filed with the SEC on February 11, 2009, File No. 001-32671).

13.	IntercontinentalExchange, Inc. Executive Bonus Plan (incorporated by reference to Exhibit 10.1 to ICE’s Quarterly Report on Form 10-Q, filed with the SEC on August 5, 2009, File No. 001-32671).
14.	IntercontinentalExchange, Inc. 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to ICE’s Quarterly Report on Form 10-Q, filed with the SEC on August 5, 2009, File No. 001-32671).
15.
First Amendment to Amended and Restated Credit Agreement dated as of March 31, 2010, amending that certain Credit Agreement, dated as of January 12, 2007, as amended by the First Amendment to Credit Agreement dated as of August 24, 2007, the Second Amendment to Credit Agreement dated as of June 13, 2008, and as amended and restated by the Amendment and Restatement Agreement, dated as of April 9, 2009, among IntercontinentalExchange, Inc., Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and the lenders party thereto for a senior unsecured term loan facility in the initial aggregate principal amount of $175.0 million (incorporated by reference to ICE’s Current Report on Form 8-K filed with the SEC on April 2, 2010, File No. 001-32671 and ICE’s Quarterly Report on Form 10-K filed with the SEC on August 4, 2010, File No. 001-32671).

18

16.
First Amendment to Credit Agreement dated as of March 31, 2010, amending that certain Credit Agreement, dated as of April 9, 2009, among IntercontinentalExchange, Inc., Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and the lenders party thereto for a three-year senior unsecured term loan facility in the initial aggregate principal amount of $200.0 million (incorporated by reference to ICE’s Current Report on Form 8-K filed with the SEC on April 2, 2010, File No. 001-32671 and ICE’s Quarterly Report on Form 10-K filed with the SEC on August 4, 2010, File No. 001-32671).

17.
Credit Agreement dated as of March 31, 2010 among IntercontinentalExchange, Inc., Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and the lenders named therein for senior unsecured revolving credit facilities in the aggregate principal amount of $725.0 million (incorporated by reference to ICE’s Current Report on Form 8-K filed with the SEC on April 2, 2010, File No. 001-32671 and ICE’s Quarterly Report on Form 10-K filed with the SEC on August 4, 2010, File No. 001-32671)..

18.
New $400 Million Senior Term Loan Facility to be entered into at closing among IntercontinentalExchange, Inc., Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and the lenders named therein.

19.
Office Lease, dated as of June 8, 2000, as amended, between CMD Realty Investment Fund IV, L.P. and IntercontinentalExchange, LLC (incorporated by reference to Exhibit 10.17 to ICE’s registration statement on Form S-1, filed with the SEC on June 6, 2005, File No. 333-123500).

20.
Lease Amendment Six, dated as of October 12, 2005, by and between CMD Realty Investment Fund IV, L.P. and IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 10.27 to ICE’s registration statement on Form S-1, filed with the SEC on October 14, 2005, File No. 333-123500).

21.
Lease Amendment Seven, dated as of May 12, 2006, by and between CMD Realty Investment Fund IV, L.P. and IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 10.2 to ICE’s Current Report on Form 8-K, filed with the SEC on May 17, 2006, File No. 001-32671).

22.	Lease Amendment Eight, dated as of November 28, 2006 (incorporated by reference to Exhibit 10.17 to ICE’s Annual Report on Form 10-K, filed with the SEC on February 11, 2009, File No. 001-32671).
23.	Lease Amendment Nine, dated as of February 21, 2007 (incorporated by reference to Exhibit 10.18 to ICE’s Annual Report on Form 10-K, filed with the SEC on February 11, 2009, File No. 001-32671).
24.	Lease Amendment Ten, dated as of May 15, 2008 (incorporated by reference to Exhibit 10.19 to ICE’s Annual Report on Form 10-K, filed with the SEC on February 11, 2009, File No. 001-32671).
25.
TRS—Application Services Agreement, dated as of April 25, 2001, between The International Petroleum Exchange of London Limited and LIFFE Services Company Limited (incorporated by reference to Exhibit 10.14 to ICE’s registration statement on Form S-1, filed with the SEC on October 14, 2005, File No. 333-123500).

26.
Deed of Novation, dated July 22, 2005, between The International Petroleum Exchange of London Limited, LIFFE Services Limited, Atos Euronext Market Solutions Limited, and LIFFE Administration and Management (incorporated by reference to Exhibit 10.25 to ICE’s registration statement on Form S-1, filed with the SEC on October 14, 2005, File No. 333-123500).

19

27.
Managed Services Agreement, dated as of December 21, 2007, between ICE Clear Europe Limited and Atos Euronext Market Solutions Limited (incorporated by reference to Exhibit 10.22 to ICE’s Annual Report on Form 10-K, filed with the SEC on February 11, 2009, File No. 001-32671).

28.
Patent License Agreement, dated as of March 29, 2002, between eSpeed, Inc. and IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 10.16 to ICE’s registration statement on Form S-1, filed with the SEC on June 6, 2005, File No. 333-123500).

29.
Settlement Agreement, dated as of September 1, 2005, by and between EBS Group Limited and IntercontinentalExchange, Inc. (incorporated by reference to Exhibit 10.26 to ICE’s registration statement on Form S-1, filed with the SEC on October 14, 2005, File No. 333-123500).

30.
License Agreement For Index-Related Derivative Products dated as of June 15, 2007 between IntercontinentalExchange, Inc. and Frank Russell Company (incorporated by reference to Exhibit 10.1 to ICE’s Current Report on Form 8-K, filed with the SEC on June 20, 2007, File No. 001-32671).

31.
Contribution and Asset Transfer Agreement, dated as of May 11, 2000, by and between IntercontinentalExchange, LLC, Continental Power Exchange, Inc., and Jeffrey C. Sprecher (incorporated by reference to Exhibit 10.31 to ICE’s registration statement on Form S-1, filed with the SEC on October 25, 2005, File No. 333-123500).

32.
First Amendment to Contribution and Asset Transfer Agreement, dated as of May 17, 2000, by and among IntercontinentalExchange, LLC, Continental Power Exchange, Inc., and Jeffrey C. Sprecher (incorporated by reference to Exhibit 10.32 to ICE’s registration statement on Form S-1, filed with the SEC on October 25, 2005, File No. 333-123500).

33.
Second Amendment to Contribution and Asset Transfer Agreement, dated as of October 24, 2005, by and among IntercontinentalExchange, Inc., Continental Power Exchange, Inc., and Jeffrey C. Sprecher (incorporated by reference to Exhibit 10.33 to ICE’s registration statement on Form S-1, filed with the SEC on October 25, 2005, File No. 333-123500).

34.
IntercontinentalExchange, Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan (formerly the Creditex Group Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan) (incorporated by reference to Exhibit 4.1 to ICE’s registration statement on Form S-8, filed with the SEC on September 2, 2008, File No. 333-153299).

35.
Scheme of Arrangement between IntercontinentalExchange, Inc., Climate Exchange plc (“CLE”) and holders of CLE shares under Section 152 of the Isle of Man Companies Act 1931 (as amended) (incorporated by reference to Exhibit 10.4 to ICE’s Quarterly Report on Form 10-Q, filed with the SEC on August 4, 2010, File No. 001-32671)..

Schedule 7.2

Indebtedness

None.

20

Schedule 7.3

Liens

None.

Schedule 7.7

Transactions With Affiliates

Transactions with Officer and Stockholder of ICE

As a part of the transactions surrounding our formation, ICE entered into an agreement with ICE’s predecessor company, Continental Power Exchange, Inc. (“CPEX”), on May 11, 2000. ICE’s Chief Executive Officer, Mr. Sprecher, owns all the equity interests in CPEX.  Pursuant to the agreement, CPEX conveyed all of its assets and liabilities to ICE.  These assets included intellectual property that ICE used to develop its electronic platform.  In return, ICE issued to CPEX an equity interest in ICE and, further, agreed to give CPEX a put option, by which CPEX could require ICE to buy its equity interest in ICE at the purchase price equal to either its fair market value or $5 million, whichever is greater.

In connection with ICE’s initial public offering, in October 2005, ICE entered an agreement with CPEX and Mr. Sprecher to terminate the put option upon the closing of ICE’s initial public offering.  In connection with the termination of the put option, ICE amended certain registration rights previously granted to CPEX, which currently owns 1,952,978 shares of ICE’s common stock.  Under this agreement, CPEX is entitled to require ICE to register for resale into the public market its common stock if Mr. Sprecher’s employment has been terminated.  In addition, ICE may be obligated to pay the expenses of registration of such shares, including underwriters discounts up to a maximum of $4.5 million.

21